Exhibit 99.1
TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED FEBRUARY 2, 2013, JANUARY 28, 2012 AND
JANUARY 29, 2011

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder of
Toys “R” Us - Delaware, Inc.:

We have audited the accompanying consolidated financial statements of Toys “R” Us - Delaware, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of February 2, 2013 and January 28, 2012, and the related consolidated statements of operations, comprehensive income, stockholder's equity, and cash flows for each of the three fiscal years in the period ended February 2, 2013, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Toys “R” Us - Delaware, Inc. and its subsidiaries as of February 2, 2013 and January 28, 2012, and the results of their operations and their cash flows for the three fiscal years in the period ended February 2, 2013 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter

As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of the new guidance on the presentation of comprehensive income.
/s/ Deloitte & Touche LLP
New York, New York
May 3, 2013

Item 1. Financial Statements and Supplementary Data

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Net sales	$9,044	$9,239	$9,414
Other revenues (1)	150	152	150
Total revenues	9,194	9,391	9,564
Cost of sales	5,841	6,066	6,144
Cost of other revenues	4	5	6
Gross margin	3,349	3,320	3,414
Selling, general and administrative expenses (1)	2,838	2,844	2,869
Depreciation and amortization	255	260	244
Other income, net (1)	(66)	(66)	(79)
Total operating expenses	3,027	3,038	3,034
Operating earnings	322	282	380
Interest expense (1)	(236)	(208)	(236)
Interest income (1)	52	34	32
Earnings before income taxes	138	108	176
Income tax expense	51	43	64
Net earnings	$87	$65	$112

(1) Includes the following income (expenses) resulting from transactions with related parties (See Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details):
	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Other revenues	$102	$97	$93
Selling, general and administrative expenses	(329)	(343)	(323)
Other income, net	14	29	27
Interest expense	(17)	(13)	(18)
Interest income	51	33	32

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Net earnings	$87	$65	$112
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	2	1	20
Unrealized gain (loss) on hedged transactions	1	(1)	(3)
Total other comprehensive income, net of tax	3	—	17
Comprehensive income, net of tax	$90	$65	$129

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Balance Sheets

(In millions)	February 2, 2013	January 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$187	$149
Accounts and other receivables	115	123
Merchandise inventories	1,589	1,575
Current deferred tax assets	67	77
Prepaid expenses and other current assets	87	38
Total current assets	2,045	1,962
Property and equipment, net	2,049	2,097
Goodwill	361	361
Deferred tax assets	103	98
Due from affiliates, net	731	435
Other assets	107	126
Total Assets	$5,396	$5,079

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$937	$843
Short-term borrowings from Parent	22	124
Accrued expenses and other current liabilities	568	542
Income taxes payable	174	104
Current portion of long-term debt	27	22
Total current liabilities	1,728	1,635
Long-term debt	2,552	2,339
Deferred tax liabilities	394	406
Deferred rent liabilities	350	313
Other non-current liabilities	143	136

Stockholder’s Equity:
Additional paid-in capital	3,575	3,686
Accumulated deficit	(3,349)	(3,436)
Accumulated other comprehensive income	3	—
Total stockholder’s equity	229	250
Total Liabilities and Stockholder’s Equity	$5,396	$5,079

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Cash Flows from Operating Activities:
Net earnings	$87	$65	$112
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	255	260	244
Amortization and write-off of debt issuance costs and debt discount	27	25	61
Net gains on sales of properties	(3)	(2)	(11)
Deferred income taxes	(1)	13	38
Non-cash portion of impairment, restructuring and other charges	28	34	18
Other	3	(2)	14
Changes in operating assets and liabilities:
Accounts and other receivables	9	(6)	(33)
Merchandise inventories	(14)	(52)	(238)
Prepaid expenses and other operating assets	(53)	15	2
Accounts payable, Accrued expenses and other liabilities	145	(74)	68
Due from affiliates, net	(30)	(23)	(27)
Income taxes payable and receivable	71	(10)	32
Net cash provided by operating activities	524	243	280
Cash Flows from Investing Activities:
Capital expenditures	(209)	(300)	(244)
Proceeds from sales of fixed assets	14	13	21
Property insurance recovery	1	—	—
Acquisitions	—	—	(1)
Loans to Parent	(265)	—	—
Net cash used in investing activities	(459)	(287)	(224)
Cash Flows from Financing Activities:
Long-term debt borrowings	644	1,413	2,024
Long-term debt repayments	(437)	(1,018)	(1,964)
Repayment of long-term borrowings to Parent	—	—	(10)
Short-term borrowings from Parent	1,932	1,224	563
Repayments of short-term borrowings to Parent	(2,034)	(1,100)	(563)
Dividends paid to Parent	(129)	(616)	(129)
Capital contribution from Parent	—	—	4
Capitalized debt issuance costs	(3)	(3)	(37)
Net cash used in financing activities	(27)	(100)	(112)
Effect of exchange rate changes on Cash and cash equivalents	—	3	2
Cash and cash equivalents:
Net increase (decrease) during period	38	(141)	(54)
Cash and cash equivalents at beginning of period	149	290	344
Cash and cash equivalents at end of period	$187	$149	$290

Supplemental Disclosures of Cash Flow Information:
Net income tax (refunds)/payments	$(15)	$41	$46
Interest paid	$198	$174	$146
Non-Cash Operating Information:
Purchases of property and equipment included in Accounts payable and Accrued expenses and other current liabilities	$20	$20	$20
Non-Cash Financing Activities:
Non-cash contributions from Parent	$2	$4	$29
Real estate assets acquired under related party lease financing obligations	$3	$2	$—

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Stockholder’s Equity

(In millions)	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder’s Equity
Balance, January 30, 2010	$4,356	$(17)	$(3,613)	$726
Net earnings	—	—	112	112
Total other comprehensive income, net of tax	—	17	—	17
Stock compensation expense	2	—	—	2
Non-cash contribution from Parent arising from the settlement of awards upon termination	5	—	—	5
Dividends paid to Parent	(129)	—	—	(129)
Contribution arising from tax allocation arrangement	11	—	—	11
Capital contribution from Parent	4	—	—	4
Non-cash contributions from Parent	29	—	—	29
Contribution in connection with a decrease in carrying value of net assets previously sold to affiliates, net of tax	4	—	—	4
Balance, January 29, 2011	$4,282	$—	$(3,501)	$781
Net earnings	—	—	65	65
Total other comprehensive income, net of tax	—	—	—	—
Stock compensation expense	5	—	—	5
Dividends paid to Parent	(616)	—	—	(616)
Contribution arising from tax allocation arrangement	11	—	—	11
Non-cash contributions from Parent	4	—	—	4
Balance, January 28, 2012	$3,686	$—	$(3,436)	$250
Net earnings	—	—	87	87
Total other comprehensive income, net of tax	—	3	—	3
Stock compensation expense	8	—	—	8
Dividends paid to Parent	(129)	—	—	(129)
Contribution arising from tax allocation arrangement	8	—	—	8
Non-cash contributions from Parent	2	—	—	2
Balance, February 2, 2013	$3,575	$3	$(3,349)	$229

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. As of February 2, 2013, we operated 972 stores in the United States, Canada and Puerto Rico under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca.
On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). Upon the completion of this acquisition, our Parent became a private company.
Fiscal Year
Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2012	53	February 2, 2013
2011	52	January 28, 2012
2010	52	January 29, 2011
Basis of presentation
The accompanying consolidated financial statements as of February 2, 2013 and January 28, 2012 and for each of the three year periods ended February 2, 2013, January 28, 2012 and January 29, 2011, have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”) which eliminated the option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. The Company has adopted ASU 2011-05 and modified the presentation of its Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. Additionally, the Company provided enhanced disclosure in Note 8 entitled “ACCUMULATED OTHER COMPREHENSIVE INCOME”. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.
Prior Period Correction
We have corrected the Consolidated Balance Sheet previously reported as of January 28, 2012 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent. These insurance liabilities were previously netted within the Due from affiliates, net balance. As such, we have reclassified $35 million from Due from affiliates, net to Accrued expenses and other current liabilities as of January 28, 2012 and $58 million from Due from affiliates, net to Other non-current liabilities as of January 28, 2012 to correctly present our third party insurance liabilities on a gross basis. The items included represent self-insurance reserves for workers compensation, general liability, auto liability, property, medical, prescription drug and dental insurance. The correction had no effect on our previously reported Consolidated Statements of Operations, Consolidated Statements of Stockholder's Equity and no net effect on the Consolidated Statements of Cash Flows.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all intercompany balances and transactions.

Variable Interest Entities
FASB Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), requires the consolidation of entities that are controlled by a company through interests other than voting interests. We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a variable interest entity (“VIE”). The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a VIE. Based on our analysis, no VIEs were identified that required consolidation.
Use of Estimates
The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.
Cash and Cash Equivalents
We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. These investments primarily consist of money market funds, bank deposits, term deposits or certificates of deposit. Cash equivalents are stated at cost, which approximates fair value. Book cash overdrafts are reclassified to Accounts payable.
Accounts and Other Receivables
Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.
Merchandise Inventories
We value our Merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory.
Property and Equipment, Net
We record property and equipment at cost. Property and leasehold improvements represent capital improvements made to our leased and owned properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.
We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations
We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations,” which requires us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for ARO, capitalize asset retirement costs and amortize these costs over the life of the assets. As of February 2, 2013 and January 28, 2012, we had approximately $3 million recorded for ARO, respectively.
Goodwill
As of February 2, 2013 and January 28, 2012, we had $361 million of Goodwill, respectively, which is all included within our Toys “R” Us - Domestic (“Domestic”) reporting unit.
Goodwill is evaluated for impairment annually as of the first day of the fourth quarter of each fiscal year or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount, in accordance with the provisions of ASC Topic 350, “Intangibles - Goodwill and Other” (“ASC 350”). Events or circumstances that might warrant an interim evaluation include, among other things, significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and it is more likely than not that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.

In fiscal 2011, the Company adopted ASU No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which amended the rules for testing goodwill for impairment and provided an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management for any or all of the reporting units in any given period.
At October 28, 2012, we determined that the goodwill associated with our Domestic reporting unit was not impaired based on the qualitative assessment performed. We concluded that it was more likely than not that the respective fair value substantially exceeded the carrying value and noted no goodwill impairment indicators after the date of the annual impairment test.
Debt Issuance Costs
We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at February 2, 2013 and January 28, 2012 were $75 million and $92 million, respectively. Deferred financing fees amortized to Interest expense were $23 million for fiscals 2012 and 2011, respectively, and $57 million for fiscal 2010, which is inclusive of accelerated amortization due to certain debt repayments and refinancings.
Insurance Risks
Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. As we are the primary obligor and no legal right of offset exists, we reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities on our Consolidated Balance Sheets. Our Parent bills us for our share of these self-insurance costs which are included in Selling, general and administrative expenses (“SG&A”) in our Consolidated Statements of Operations, totaling $65 million, $70 million and $69 million for fiscals 2012, 2011 and 2010, respectively.
Commitments and Contingencies
We, along with Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 14 entitled “COMMITMENTS AND CONTINGENCIES.”
Leases
We lease store locations, distribution centers, equipment and land used in our operations. Our lease store locations consist of locations which have buildings that are owned by us and land which is controlled through ground leases with third parties and related parties (“Ground Lease Locations”) and locations that are controlled through straight leases for land and building which we lease from third parties and related parties (“Straight Lease Locations”). We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of February 2, 2013 and January 28, 2012, accumulated depreciation related to capital leases for property and equipment was $46 million and $38 million, respectively.
We record operating leases on a straight-line basis over the lease term, which includes renewal options if those options are specified in the lease agreement and if failure to exercise the renewal option imposes a significant economic penalty to the Company. For Ground Lease Locations, we include renewal options in the lease term through the estimated useful life of the owned building located on the property as failure to renew a ground lease during the estimated useful life of the building would result in forgoing an economic benefit given the significant capital investment at the inception of the lease by the Company to construct a new building. For Straight Lease Locations, we generally do not include renewal options in the lease term as the failure to renew a straight lease does not typically result in a significant economic penalty for the Company, and therefore renewal cannot be reasonably assured at the inception of the lease. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.
Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
Deferred Rent
We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $358 million and $321 million at February 2, 2013 and January 28, 2012, respectively, of which $8 million is recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $159 million and $131 million as of February 2, 2013 and January 28, 2012, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.
Financial Instruments
We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our Canadian subsidiary. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and resulting designation. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•
For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive income (loss) and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•
For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

•
For designated fair value hedges, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risk are recorded in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at February 2, 2013 and January 28, 2012.
Revenue Recognition
We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from layaway transactions when our customer satisfies all payment obligations and takes possession of the merchandise. Sales are recorded net of sales, use and value added taxes.
Other unaffiliated third-party revenues of $48 million, $55 million and $57 million for fiscals 2012, 2011 and 2010, respectively, are included in Total revenues. Other third-party revenues consist of shipping, licensing fees, warranty and consignment income and non-core product related revenue.
We have license agreements with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of our trademarks, trade name and branding. Licensing fees for fiscals 2012, 2011 and 2010 were $16 million, $18 million and $16 million, respectively, which are included in other unaffiliated third-party revenues.
Reserve for Sales Returns
We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $9 million at February 2, 2013 and January 28, 2012, respectively.

Cost of Sales and SG&A Expenses
The following table illustrates what is reflected in each expense category:

“Cost of sales”		“SG&A”
•	the cost of merchandise acquired from vendors;	•	store payroll and related payroll benefits;
•	freight in;	•	rent and other store operating expenses;
•	provision for excess and obsolete inventory;	•	advertising and promotional expenses;
•	shipping costs to customers;	•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;
•	provision for inventory shortages; and
•	credits and allowances from our merchandise vendors.	•	restructuring charges; and
		•	other corporate-related expenses.
Credits and Allowances Received from Vendors
We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We generally treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”) since such funds are not a reimbursement of specific, incremental, identifiable SG&A costs incurred by us in selling the vendors’ products.
Advertising Costs
Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $320 million, $343 million and $328 million in fiscals 2012, 2011 and 2010, respectively.
Pre-opening Costs
The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.
Costs of Computer Software
We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $24 million, $18 million and $15 million for fiscals 2012, 2011 and 2010, respectively.

Other Income, Net
Other income, net includes the following:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Credit card program income	$22	$13	$19
Gift card breakage income	19	18	19
Impairment of long-lived assets	(8)	(8)	(3)
Management service fees income	7	6	7
Information technology and administrative support services income	7	23	20
Net gains on sales of properties	3	2	11
Other (1)	16	12	6
Total	$66	$66	$79

(1)
Includes advertising income from our websites, fixed asset write-offs, gains and losses resulting from foreign currency translation related to operations and other miscellaneous income and expense charges.

Credit Card Program
We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. Our Agreement with Chase Bank expired in June 2012 at which time we entered into a seven-year Agreement with a new third-party credit lender, GE Retail Bank. There were no funds owed to Chase Bank as well as no material changes to the types of incentives we receive under the new GE contract. The credit lender provides financing for our customers to purchase merchandise at our stores for all cardholders and other businesses for co-branded cardholders. We received an up-front incentive payment for entering into the Agreement, which was deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees and royalties are recognized when earned and realizable. During fiscals 2012, 2011 and 2010, we recognized $22 million, $13 million and $19 million of other income, respectively, relating to the credit card program.
Gift Card Breakage
We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Total revenues, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements. We recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards. We recognized $19 million, $18 million and $19 million of gift card breakage income in fiscals 2012, 2011 and 2010, respectively.
Impairment of Long-Lived Assets and Costs Associated with Exit Activities
We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” Events or circumstances that might warrant an impairment review include, among other things, material declines in operational performance, significant adverse market conditions and significant changes or planned changes in our use of assets, including store relocation. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.
We recorded total impairment losses of $8 million for fiscals 2012 and 2011, respectively, and $3 million for fiscal 2010. Impairment losses are recorded in Other income, net within our Consolidated Statements of Operations. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores.
For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.”
Management Service Fees Income
We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (the “DSA”). The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates in fiscals 2012, 2011 and 2010 for these services were $7 million, $6 million and $7 million, respectively. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Information Technology and Administrative Support Services Agreement (the “ITASSA”)
In fiscal 2010, we began providing information technology services, store operations services, internal audit services, and financial services to a number of our international affiliates under the ITASSA. During fiscals 2012, 2011 and 2010 our affiliates were charged $19 million, $23 million and $20 million for these services, respectively, and in fiscal 2012, our affiliates received a $12 million credit relating to an amendment to the existing agreement. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.

Net Gains on Sales of Properties
Net gains on sales of properties were $3 million, $2 million and $11 million for fiscals 2012, 2011, and 2010 respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.
Foreign Currency Translation
The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into USD using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive income (loss) within the Consolidated Statements of Stockholder’s Equity.
Gains and losses resulting from foreign currency transactions related to operations are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in a nominal gain, a gain of $1 million, and a gain of less than $1 million for fiscals 2012, 2011 and 2010, respectively. Such amounts were included in Interest expense.
We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2012, 2011 and 2010, this resulted in a nominal loss, a loss of $1 million and a loss of less than $1 million, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes.  However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Total stockholder’s equity.
Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Valuation allowances are established when, in management’s judgment, it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies.
At any one time, our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies. We report tax-related interest and penalties as a component of Income tax expense.

At February 2, 2013 and January 28, 2012, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities on our Consolidated Balance Sheets. For further information, refer to Note 10 entitled “INCOME TAXES.”
Stock-Based Compensation
Under the provisions of ASC Topic 718, “Compensation - Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or canceled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that have not been modified, repurchased or canceled using the provisions of Accounting Principles Board Opinion 25. For further information, refer to Note 7 entitled “STOCK-BASED COMPENSATION.”
Subsequent Events
We have performed an evaluation of subsequent events through May 3, 2013, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related notes.

NOTE 2 - LONG-TERM DEBT
A summary of the Company’s consolidated Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of February 2, 2013 and January 28, 2012, respectively, is outlined in the table below:

(In millions)	February 2, 2013	January 28, 2012
Secured revolving credit facility, expires fiscal 2015	$—	$—
Secured term loan facility, due fiscal 2016 (LIBOR+4.50%)	677	683
7.375% senior secured notes, due fiscal 2016	361	365
8.500% senior secured notes, due fiscal 2017 (1)	718	717
Incremental secured term loan facility, due fiscal 2018 (LIBOR+3.75%)	391	394
Second incremental secured term loan facility, due fiscal 2018 (LIBOR+3.75%) (2)	220	—
8.750% debentures, due fiscal 2021 (3)	22	22
Finance obligations associated with capital projects	156	145
Capital lease obligations	34	35
	2,579	2,361
Less current portion (4)	27	22
Total Long-term debt (5)	$2,552	$2,339

(1)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.

(2)	On April 10, 2012, we issued a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”).

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)	Current portion of long-term debt as of February 2, 2013 and January 28, 2012 is primarily comprised of capital lease obligations which will be paid within one year.

(5)
We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.

As of February 2, 2013, we had total long-term indebtedness of $2,579 million, of which $2,367 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	place limits on the transfer of money between us and our various subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $229 million as of February 2, 2013. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of February 2, 2013, we have funds available to finance our operations under our secured revolving credit facility (“ABL Facility”) through August 2015.
The total fair values of our long-term debt, with carrying values of $2,579 million and $2,361 million at February 2, 2013 and January 28, 2012, were $2,612 million and $2,414 million, respectively. The fair values of our long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. A portion of these instruments are classified as Level 3, as these are not publicly traded and therefore we are unable to obtain quoted market prices. The fair value of these Level 3 debt instruments totaled approximately $190 million and $180 million at February 2, 2013 and January 28, 2012, respectively.
The annual maturities of our Long-term debt, including current portions, at February 2, 2013 are as follows:

(In millions)	Annual Maturities
2013	$27
2014	23
2015	19
2016	1,022
2017	731
2018 and subsequent	767
Total(1)	$2,589

(1) Excludes approximately $50 million we intend to borrow under our ABL Facility to fund the repayment of the Secured Term Loan Facility, including the Incremental and Second Incremental Secured Term Loans on a pro-rata basis. Refer to the “Secured Term Loan Facility” section below for further details.

$1,850 million senior secured revolving credit facility, expires fiscal 2015 ($0 million at February 2, 2013)
The ABL Facility provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 2.50% and 3.00% depending on usage, or, at our option, an interest rate equal to a prime rate plus a margin of between 1.50% and 2.00% depending on usage. In addition, the ABL Facility requires the Company to pay, on a quarterly basis, a tiered unused commitment fee ranging from 0.375% to 0.625% of the average daily balance of unused commitments.
The ABL Facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under the ABL Facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility requires us to maintain minimum excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At February 2, 2013, under our ABL facility, we had no outstanding borrowings, a total of $113 million of outstanding letters of credit and excess availability of $979 million. This amount is also subject to the minimum excess availability covenant, which was $125 million at February 2, 2013, with remaining availability of $854 million in excess of the covenant. At February 2, 2013, deferred debt issuance costs for this credit facility were $32 million and have been included in Other assets on our Consolidated Balance Sheet.
7.375% senior secured notes, due fiscal 2016 ($361 million at February 2, 2013)
On August 24, 2010, we completed the offering of the 7.375% Senior Secured Notes (“Toys-Delaware Secured Notes”). These notes were issued at par. In conjunction with the offering, we entered into a receive-fixed, pay variable interest rate swap on December 7, 2010. The swap has been designated as a fair value hedge. Investment funds or accounts advised by KKR owned an aggregate of $5 million of the Toys-Delaware Secured Notes as of February 2, 2013. At February 2, 2013, deferred debt issuance costs for the Toys-Delaware Secured Notes were $6 million and have been included in Other assets on our Consolidated Balance Sheet.
The indenture governing the Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make investments and other restricted payments or create liens.  These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time the Toys-Delaware Secured Notes are rated “investment grade.” As of February 2, 2013, the Toys-Delaware Secured Notes are not “investment grade.” In addition, the indenture contains other customary terms and covenants, including certain events of default after which the Toys-Delaware Secured Notes may be declared or become due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest, if any. The Company may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of the Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to us or our Parent, we will be required to offer to purchase the Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. The Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
Further, the Toys-Delaware Secured Notes are guaranteed by certain of our subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our indirect wholly-owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by us and certain of our subsidiaries. The Toys-Delaware Secured Notes are secured on a pari passu basis with the obligations under the Secured Term Loan Facility and the Incremental Secured Term Loan described below.
Secured term loan facility, due fiscal 2016 ($677 million at February 2, 2013)
Concurrent with the offering of the Toys-Delaware Secured Notes, the Company amended and restated the secured term loan originally due fiscal 2012 to extend the maturity date of this loan facility and amend certain other provisions. The amended secured term loan facility is in an aggregate principal amount of $700 million (the “Secured Term Loan Facility”) and was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $689 million. Investment funds or accounts advised by KKR owned an aggregate of $67 million and $37 million of the Secured Term Loan Facility as of February 2, 2013 and January 28, 2012, respectively. The Secured Term Loan Facility bears interest equal to LIBOR (with a floor of 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage. In addition, pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% ($7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of February 2, 2013.
Fees paid in connection with the offering of the Secured Term Loan Facility totaled approximately $15 million and are deferred and expensed over the life of the instrument. At February 2, 2013, deferred debt issuance costs for the Secured Term Loan Facility were $10 million and have been included in Other assets on our Consolidated Balance Sheet.

The Secured Term Loan Facility provides for, among other things, an accordion feature that allows us to request one or more additional term loans be added to the Secured Term Loan Facility in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. We exercised a portion of the accordion feature on May 25, 2011 by adding a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018. Refer to the “Incremental Secured Term Loan” section below. Additionally, on April 10, 2012, we also exercised a portion of the accordion feature by adding a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018. Refer to the “Second Incremental Secured Term Loan” section below.
The Secured Term Loan Facility contains customary covenants applicable to the Company and certain of our subsidiaries, including, among other things, covenants that restrict our ability and the ability of certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test and the provision of a cumulative credit exception allowing for the Company and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the Secured Term Loan Facility occurs and is continuing, the principal amount outstanding, together with all accrued and unpaid interest and other amounts owed may be declared by the lenders or become immediately due and payable. We may optionally prepay the outstanding principal balance of the loan at any time.
Further, the Secured Term Loan Facility is guaranteed by certain of our subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our indirect wholly-owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by us and certain of our subsidiaries. The Secured Term Loan Facility is secured on a pari passu basis with the obligations under the Toys-Delaware Secured Notes and the Incremental Secured Term Loan.
Subsequent Event
The Secured Term Loan Facility contains a provision that requires us to repay a specified percentage of excess cash flow generated in the previous fiscal year, as defined in the agreement, starting with the fiscal year ended January 28, 2012. As a result, we intend to borrow approximately $50 million under our ABL Facility during the second quarter of fiscal 2013 to fund the repayment of the Secured Term Loan Facility, including the Incremental and Second Incremental Secured Term Loans on a pro-rata basis.
8.500% senior secured notes, due fiscal 2017 ($718 million at February 2, 2013)
On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, our indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.500% notes due 2017 (the “Propco II Notes”). TRU Propco II owns fee and ground leasehold interests in properties in various retail markets throughout the United States. Under an operating company/property company structure, TRU Propco II leases these properties on a triple-net basis to us. Substantially all of TRU Propco II's revenues and cash flows are derived from payments from us under the master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”). The rent under the TRU Propco II Master Lease will increase by 10% every five years during its 20-year term. The Propco II Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. Investment funds or accounts advised by KKR owned an aggregate of $5 million and $2 million of the Propco II Notes as of February 2, 2013 and January 28, 2012, respectively. The Propco II Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent, us or any of our subsidiaries. The Propco II Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of our Parent, the Company or their respective affiliates, other than the obligations of TRU Propco II under the Propco II Notes. At February 2, 2013, deferred debt issuance costs for these notes were $17 million and have been included in Other assets on our Consolidated Balance Sheet.
Concurrent with the sale of the Propco II Notes, we entered into an amended and restated master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”), under which we will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in our operations already held by TRU Propco II. See Note 9 entitled “LEASES” for further details.
The indenture governing the Propco II Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, or create liens.  The indenture governing the Propco II

Notes also contains covenants that limit the ability of our Parent to cause or permit us to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Propco II Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco II Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Propco II Notes at a redemption price equal to 103% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to our Parent, the Company or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year.
Incremental secured term loan, due fiscal 2018 ($391 million at February 2, 2013)
On May 25, 2011, we entered into a Joinder Agreement (the “Joinder Agreement”) to the Secured Term Loan Facility. The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”).
The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million. The gross proceeds were used to pay transaction fees of approximately $7 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned an aggregate of $63 million and $41 million of the Incremental Secured Term Loan as of February 2, 2013, and January 28, 2012, respectively. On June 24, 2011, the net proceeds from the Incremental Secured Term Loan along with borrowings from our ABL Facility were used to provide funds to our Parent to redeem the outstanding principal amount of our Parent’s 7.625% notes due fiscal 2011 for a total redemption price, including interest and premiums, of approximately $519 million. The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage. At February 2, 2013, deferred debt issuance costs for this loan were $5 million and have been included in Other assets on our Consolidated Balance Sheet.
The Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral covenants and restrictions as the Secured Term Loan Facility. Pursuant to the terms of the Joinder Agreement, we are required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of February 2, 2013. The Company may optionally prepay the outstanding principal balance of the Incremental Secured Term Loan at any time.
Second incremental secured term loan, due fiscal 2018 ($220 million at February 2, 2013)
On April 10, 2012, we entered into a Second Joinder Agreement (the “Second Joinder Agreement”) to the Secured Term Loan Facility. The Second Joinder Agreement added the Second Incremental Secured Term Loan, increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million.
The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned an aggregate of $8 million of the Second Incremental Secured Term Loan as of February 2, 2013. The net proceeds were used for general corporate purposes, including, without limitation, to make restricted payments or other distributions or advances to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75% subject to a 0.25% step-down based on our total leverage ratio. At February 2, 2013, deferred debt issuance costs for this loan were $4 million and have been included in Other assets on our Consolidated Balance Sheet.
The Second Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral, covenants and restrictions as the Secured Term Loan Facility. Beginning August 31, 2012, we are required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet at February 2, 2013.
We may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time. Optional prepayments of existing term loans and the Second Incremental Secured Term Loan will be applied ratably among the outstanding existing term loans and the Second Incremental Secured Term Loan, but in the event of a refinancing or repricing transaction in respect of the existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Second Incremental Secured Term Loan.
8.750% debentures, due fiscal 2021 ($22 million at February 2, 2013)
On August 29, 1991, we and our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the indenture, eliminating all of the restrictive covenants and certain events of default in the indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under an unsecured credit facility to purchase the tendered Debentures. At February 2, 2013, deferred debt issuance costs for these notes were nominal and have been included in Other assets on our Consolidated Balance Sheet.

NOTE 3 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Some of our interest rate contracts may contain credit-risk related contingent features and are subject to master netting arrangements. As of February 2, 2013, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of February 2, 2013 are designated as cash flow and fair value hedges in accordance with ASC 815.
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for fiscals 2012, 2011 and 2010, respectively. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of $1 million in fiscal 2013 to Interest expense from Accumulated other comprehensive income (loss).
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in fair value of the derivative and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded net gains of approximately $5 million and $7 million in earnings related to ineffectiveness for fiscals 2012 and 2011, respectively.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At February 2, 2013 and January 28, 2012, we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. As of February 2, 2013 and January 28, 2012, we were not required to post collateral for any of these derivatives.

The following table presents our outstanding interest rate contracts as of February 2, 2013 and January 28, 2012:

			February 2, 2013	January 28, 2012
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Interest Rate Swaps
3 Month USD LIBOR Fixed to Float Interest Rate Swap (1)	September 2010	September 2016	$350	$350
Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (1)	January 2011	April 2015	$500	$500
1 Month USD LIBOR Interest Rate Cap (2)	January 2012	April 2015	$500	$500

(1)	As of February 2, 2013, these derivatives were designated for hedge accounting.

(2)	The Company de-designated a portion of this interest rate cap in fiscal 2010. As of February 2, 2013, 40% of the $500 million interest rate cap is designated as a cash flow hedge.
Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with subsidiaries of us or our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At February 2, 2013 and January 28, 2012, we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts.
The following table presents our outstanding foreign exchange contracts as of February 2, 2013 and January 28, 2012:

			February 2, 2013	January 28, 2012
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Foreign-Exchange Forwards
Short-term cross-currency intercompany loans	Varies	Varies	$25	$25
Merchandise purchases	Varies	Varies	$—	$—
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Consolidated Statements of Stockholder’s Equity for the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Derivatives designated as cash flow hedges:
Beginning balance	$(3)	$(2)	$1
Loss on the change in fair value recognized in Accumulated other comprehensive income (loss) - Interest Rate Contracts	—	(1)	(3)
Reclassified from Accumulated other comprehensive income (loss) - Interest Rate Contracts	1	—	—
	1	(1)	(3)
Ending balance	$(2)	$(3)	$(2)

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$—	$(1)	$(1)
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	—	(1)	(1)
(Loss) gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	(1)	1	—
	(1)	(1)	(2)
Derivatives designated as cash flow hedges:
Loss reclassified from Accumulated other comprehensive income (loss) (effective portion) - Interest Rate Contracts	(1)	—	—
	(1)	—	—
Derivative designated as a fair value hedge:
Amortization of swap basis adjustment - Interest Rate Contract	(1)	(1)	—
Gain (loss) on the change in fair value - Interest Rate Contract	—	23	(3)
Gain (loss) recognized in interest expense on hedged item	5	(16)	2
	4	6	(1)
Total Interest expense	$2	$5	$(3)

(1)
Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

 The following table contains the notional amounts and related fair values of our derivatives included within our Consolidated Balance Sheets as of February 2, 2013 and January 28, 2012:

	February 2, 2013		January 28, 2012
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$—
Interest Rate Contract designated as a fair value hedge:
Other assets	350	18	350	18
Interest Rate Contracts not designated for hedge accounting:
Other assets	300	—	300	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$25	$—	$25	$—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$25	$—	$25	$—
Other assets	1,350	18	1,350	18
Total derivative assets (1)	$1,375	$18	$1,375	$18

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4 - FAIR VALUE MEASUREMENTS
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In conjunction with ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), we made an accounting policy election to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Consolidated Statements of Operations.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of February 2, 2013 and January 28, 2012, aggregated by level in the fair value hierarchy within which those measurements fall.
Fiscal 2012

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$50	$—	$—	$50
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Total assets	$50	$18	$—	$68
Fiscal 2011

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$55	$—	$—	$55
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Total assets	$55	$18	$—	$73
We did not have any derivative financial instruments within Level 3 of the fair value hierarchy during fiscal 2012. The table below presents the changes in fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the period ended January 28, 2012.

(In millions)	Level 3
Balance, January 29, 2011	$(5)
Gain on the change in fair value (1)	23
Transfer out of Level 3 (2)	(18)
Balance, January 28, 2012	$—

(1)
Changes in the fair value of our Level 3 derivative financial instruments are recorded in Interest expense on our Consolidated Statements of Operations. The total amount of unrealized gains for the period included in Interest expense attributable to assets held at January 28, 2012, was $23 million.

(2)	Transferred from Level 3 to Level 2 as the Level 3 inputs were no longer considered significant to the fair value of these instruments.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.
There have been no changes in valuation technique or related inputs for the fiscal years ended February 2, 2013 and January 28, 2012.

The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the fiscal years ended February 2, 2013 and January 28, 2012, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at February 2, 2013 and January 28, 2012. As of February 2, 2013 and January 28, 2012, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy.
Fiscal 2012

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$14	$2	$4	$8
Total	$14	$2	$4	$8
Fiscal 2011

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$18	$2	$8	$8
Total	$18	$2	$8	$8

(1)	Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

NOTE 5 - PROPERTY AND EQUIPMENT
The following detail of property and equipment includes estimated useful lives which are generally used to depreciate the assets on a straight-line basis:

($ In millions)	Useful life (in years)	February 2, 2013	January 28, 2012
Land		$268	$270
Buildings	45-50	901	892
Furniture and equipment	3-20	1,133	1,194
Leasehold improvements	5-25	1,378	1,321
Costs of computer software	5	184	159
Construction in progress		8	13
Leased equipment under capital lease	3-8	74	69
		3,946	3,918
Less: accumulated depreciation and amortization		1,895	1,815
		2,051	2,103
Less: net assets held for sale		2	6
Total		$2,049	$2,097

Assets held for sale
Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	February 2, 2013	January 28, 2012
Land	$1	$4
Buildings	1	4
Leasehold improvements	1	1
	3	9
Less: accumulated depreciation and amortization	1	3
Net assets held for sale	$2	$6
Net gains on sales of properties
During fiscals 2012, 2011 and 2010, we sold idle properties and certain assets for gross proceeds of $14 million, $13 million and $21 million, respectively, which resulted in net gains of approximately $3 million, $2 million and $11 million, respectively.

NOTE 6 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
A summary of our Accounts payable, Accrued expenses and other current liabilities as of February 2, 2013 and January 28, 2012 is outlined in the table below:

(In millions)	February 2, 2013	January 28, 2012
Merchandise accounts payable (1)	$759	$668
Non-merchandise accounts payable (2)	178	175
Accounts payable	$937	$843
Gift card and certificate liability	$163	$145
Sales and use tax	43	39
Accrued property tax	39	35
Accrued bonus	27	23
Accrued interest	25	27
Other (3)	271	273
Accrued expenses and other current liabilities	$568	$542

(1)	Includes $47 million and $81 million of book overdraft cash as of February 2, 2013 and January 28, 2012, respectively.

(2)	Includes $104 million and $105 million of book overdraft cash as of February 2, 2013 and January 28, 2012, respectively.

(3)
Other includes, among other items, accrued payroll and other benefits, accrued advertising, accrued litigation and other accruals. No individual amount included exceeds 5% of “Total current liabilities.”

NOTE 7 - STOCK-BASED COMPENSATION
2010 Incentive Plan
In fiscal 2010, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides that the total number of shares of our Parent’s common stock that may be issued under the 2010 Incentive Plan is 3,750,000 and the maximum number of such shares of common stock for which incentive stock options may be granted under the 2010 Incentive Plan is 500,000. Our Parent’s Board of Directors has discretion over the amount of shares available for future issuances of stock awards.
In fiscals 2012 and 2011, our Parent granted options under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting in equal annual installments over the subsequent two years, subject to the participant’s continued employment with the Company, and will vest automatically upon a change of control of our Parent. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of the options, additional awards were granted consisting of service-based restricted stock and restricted stock units and performance-based restricted stock and restricted stock units under the 2010 Incentive Plan, which were valued at a fair market value on the date of grant of $44.00 per share and $60.00 per share in fiscals 2012 and 2011, respectively. The service-based restricted stock and restricted stock units follow the same graded vesting schedule as the options granted. The performance-based restricted stock and restricted stock units cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our Parent’s consolidated Adjusted Compensation EBITDA performance results and 50% on our Parent’s total return on invested capital (ROIC) results, each over a three year period.
Management Equity Plan
On July 21, 2005, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in our Parent in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of our Parent and its subsidiaries. We recognize stock-based compensation expense for employees of the Company, however, all equity is issued by our Parent. On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our service-based options.
 The service-based options generally follow a graded vesting schedule of 40% on the second anniversary of the award with the remaining portion vesting in equal annual installments over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of our Parent. All options expire on the tenth anniversary of the date of the grant, or in the case of rollover options, on their original expiration date.
The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the common stock, and also permits grants of Parent restricted stock without consideration. During fiscals 2012 and 2011, there were no purchases of Parent restricted stock by officers or certain employees of the Company. During fiscal 2010, 9,422 shares of Parent restricted stock were purchased by our officers at a weighted-average price of $61.00 per share, which was the estimated fair value as of the date of the purchase. Under the Management Equity Plan, each participant has the right to require our Parent to repurchase all of his or her Parent restricted shares or shares issued or issuable pursuant to stock options in the event of a termination of employment due to death or disability and under specific circumstances upon retirement.
All outstanding options issued under the 2010 Incentive Plan and Management Equity Plan are scheduled to expire at dates ranging from April 1, 2013 to November 9, 2022. Our Parent expects to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.
Amendments
Commencing in February 2011, participants in the Management Equity Plan had the right to elect to be bound by the terms and conditions of Amendment No. 3 to the Management Equity Plan. This amendment, among other things, reduced the retirement age criteria, accelerates vesting of all options upon death, disability or retirement, made all participants eligible for put rights upon death, disability or retirement, permitted cashless exercise in certain cases of retirement, and made the non-competition period apply in the case of resignation for any reason and applies the non-competition period for the greater of one year and any severance period for termination without cause. The Company accounted for the modification to the Management Equity Plan in accordance with ASC 718. Generally, options with put rights upon death, disability or retirement are classified as equity awards until such puttable conditions become probable (i.e. upon reaching retirement eligibility). For awards that were required to be liability-classified as a result of the amendment, we record an incremental expense measured as the excess, if any, of the fair value of the modified award over the amount previously recognized when the award retained equity classification. These liability awards are remeasured at their fair market value as of each reporting period through the date of settlement. Management concluded that the modification did not have a material impact to compensation costs.
Effective March 2012, participants in the Management Equity Plan are bound by the terms and conditions of Amendment No. 4 to the Management Equity Plan (“Amendment No. 4”). This amendment provides for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who is terminated without cause after four or more years of continuous service. Option holders under the 2010 Incentive Plan have the same rights to a longer exercise period and a cashless exercise right in the event such participant’s employment is terminated without cause (or the participant resigns for good reason) after four or more years of continuous service and in certain cases of retirement, as further described in the form of option award agreement. We accounted for the modification of awards impacted by the terms of Amendment No. 4 in accordance with ASC 718. Management has concluded that the modification had a nominal impact on compensation costs in fiscal 2012.

Effective May 2012, our Parent adopted Amendment No. 5 to the Management Equity Plan (“Amendment No. 5”). Amendment No. 5 allows any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares, the number of shares that would be equal to the value of their original investment, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. The purchase price per share payable in connection with any such put rights shall be the fair market value as of a date determined by our Parent’s Board of Directors that is the anticipated closing date of the repurchase. We accounted for the modification of awards impacted by the terms of Amendment No. 5 in accordance with ASC 718. As these awards allow the plan participant the right to put a portion of their rollover options, we are required to account for them as liability-classified awards. These liability awards will be remeasured at their fair market value as of each reporting period through the date of settlement. Management has concluded that the modification resulted in incremental compensation costs of approximately $1 million, which was recorded in SG&A in fiscal 2012.
Subsequent Event
Effective as of March 12, 2013, the Management Equity Plan was further revised to provide that any participant in the Management Equity Plan, who is a former employee of the Company or its affiliates as of March 1, 2013 or who continues to be employed by the Company or its affiliates, has the right to put (i) in 2013, up to 50% of his or her Original Investment Shares held at March 1, 2013 and (ii) in 2014, any or all of the participant’s then remaining Original Investment Shares, in each case, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. In each case, the purchase price per share payable in connection with any such put rights will be the fair market value determined as of a date determined by our Parent’s Board of Directors that is the anticipated closing date of the repurchase. Management is currently evaluating the impact of the modification and does not expect the modification to have a material impact on our Consolidated Financial Statements.
Valuation Assumptions
The fair value of each option award modified or granted under the 2010 Incentive Plan and Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as our Parent is a non-publicly traded company. The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal Years Ended
	February 2, 2013	January 28, 2012	January 29, 2011
Volatility	50.0%	50.0%	50.0%
Risk-free interest rate	1.8%	3.1%	2.6%
Expected term	5.1 years	5.1 years	5.1 years
Dividend Yield	—	—	—
Weighted-average grant-date fair value per service-based option	$20.27	$27.62	$28.77

Service-Based Options
A summary of service-based option activity under the 2010 Incentive Plan and Management Equity Plan during fiscals 2012, 2011 and 2010 is presented below:

	Fiscal Years Ended
	February 2, 2013		January 28, 2012		January 29, 2011
	Options	Weighted- average Exercise Price	Options	Weighted- average Exercise Price	Options	Weighted- average Exercise Price
Outstanding at beginning of fiscal year	1,820,736	$32.61	1,685,395	$27.65	1,848,167	$26.34
Granted	310,006	44.00	329,998	60.00	47,127	61.00
Exercised	(396,107)	20.15	(74,984)	30.89	(182,286)	21.55
Forfeited/Canceled	(274,108)	43.20	(119,673)	39.38	(78,080)	27.85
Transfers to/from Parent (1)	(147,183)	26.79	—	—	50,467	22.66
Outstanding at end of fiscal year	1,313,344	$37.50	1,820,736	$32.61	1,685,395	$27.65
(1)     Includes service-based option activity related to the relocation of certain employees.

	Options	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Options vested or expected to vest at February 2, 2013	1,285,182	$37.23	6.0	$12.4
Options exercisable at February 2, 2013	711,078	$28.65	4.1	$10.9
The aggregate intrinsic value of service-based options exercised, which includes options exercised on a net settlement basis, was approximately $9 million, $2 million and $6 million in fiscals 2012, 2011 and 2010, respectively. The total fair value of service-based options vested was approximately $8 million, $11 million and $10 million in fiscals 2012, 2011 and 2010, respectively. Parent received less than $1 million, $1 million and $4 million from the exercise of service-based options by our employees in fiscals 2012, 2011 and 2010, respectively. Parent paid $2 million in fiscal 2012 to cash settle share-based liability awards. Parent paid less than $1 million and $9 million in fiscals 2012 and 2010, respectively, to repurchase shares from the exercise of service-based options from our employees. Parent paid $1 million in fiscals 2012 and 2010, respectively, to repurchase shares previously issued to our employees. The tax benefits recognized as a result of the options exercised was $3 million, $1 million and $2 million in fiscals 2012, 2011 and 2010, respectively.
As of February 2, 2013, there was $6 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the 2010 Incentive Plan and Management Equity Plan. This cost is expected to be recognized over a weighted-average period of 1.8 years.
Restricted Shares and Units
A summary of nonvested restricted share activity under the 2010 Incentive Plan during fiscals 2012 and 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	February 2, 2013		January 28, 2012
	Shares	Weighted- average Grant-date Fair Value	Shares	Weighted- average Grant-date Fair Value
Nonvested shares at beginning of fiscal year	89,543	$60.00	—	$—
Granted	—	—	94,959	60.00
Shares vested	—	—	(447)	60.00
Forfeited	(13,243)	60.00	(4,969)	60.00
Nonvested shares at end of fiscal year	76,300	$60.00	89,543	$60.00

A summary of outstanding restricted stock unit activity under the 2010 Incentive Plan during fiscals 2012 and 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	February 2, 2013		January 28, 2012
	Units	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value
Outstanding units at beginning of fiscal year	16,873	$60.00	—	$—
Granted	144,981	44.00	17,271	60.00
Units converted	(699)	50.64	—	—
Forfeited	(10,482)	46.63	(398)	60.00
Outstanding units at end of fiscal year	150,673	$45.58	16,873	$60.00
There were no restricted shares or units awarded during fiscal 2010.
As of February 2, 2013, there was $5 million of total unrecognized compensation cost related to restricted share-based compensation arrangements under the 2010 Incentive Plan. This cost is expected to be recognized over a weighted-average period of 1.9 years.
The fair value of restricted shares vested and restricted stock units converted, and the tax benefits recognized as a result of the vesting and conversion, were nominal for fiscals 2012 and 2011.
Performance-Based Shares and Units
A summary of performance-based share activity under the 2010 Incentive Plan during fiscals 2012 and 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	February 2, 2013		January 28, 2012
	Shares	Weighted- average Grant-date Fair Value	Shares	Weighted- average Grant-date Fair Value
Nonvested shares at beginning of fiscal year	38,670	$60.00	—	$—
Granted	—	—	44,032	60.00
Shares vested	—	—	—	—
Forfeited	(16,694)	60.00	(5,362)	60.00
Nonvested shares at end of fiscal year	21,976	$60.00	38,670	$60.00
A summary of performance-based stock unit activity under the 2010 Incentive Plan during fiscals 2012 and 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	February 2, 2013		January 28, 2012
	Units	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value
Outstanding units at beginning of fiscal year	10,973	$60.00	—	$—
Granted	77,498	44.00	10,973	60.00
Units converted	—	—	—	—
Forfeited	(8,318)	45.07	—	—
Outstanding units at end of fiscal year	80,153	$46.08	10,973	$60.00
There were no performance-based shares or units awarded during fiscal 2010.

The amount of stock-based compensation expense recognized in SG&A and the tax benefit recognized in Income tax expense in fiscals 2012, 2011 and 2010 were as follows:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
SG&A	$7	$4	$7
Total recognized tax benefit	3	2	3

NOTE 8 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Total other comprehensive income is included in the Consolidated Statements of Comprehensive Income. Accumulated other comprehensive income (loss) is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized (loss) gain on hedged transactions, net of tax	Accumulated other comprehensive income (loss)
Balance, January 30, 2010	$(18)	$1	$(17)
Current period change	20	(3)	17
Balance, January 29, 2011	2	(2)	—
Current period change	1	(1)	—
Balance, January 28, 2012	3	(3)	—
Current period change	2	1	3
Balance, February 2, 2013	$5	$(2)	$3

NOTE 9 - LEASES
We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.
On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) with Toys “R” Us Property Company I, LLC (“TRU Propco I”), an indirect wholly-owned subsidiary of Parent, under which the previous agreement was amended and restated. The term of the TRU Propco I Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco I with a term expiring prior to such date. Net base rents under the TRU Propco I Master Lease are subject to 10% increases on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts.
In connection with the offering of the Propco II Notes on November 20, 2009 described in Note 2 entitled “LONG-TERM DEBT,” we entered into the TRU Propco II Master Lease. The TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Net base rents under the TRU Propco II Master Lease are subject to 10% increases on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation.

Minimum rental commitments under non-cancelable operating leases, capital leases and lease financing obligations as of February 2, 2013 are as follows:

	Operating Leases (1)				Capital Leases and Financing Obligations
	Gross Minimum Rentals
(In millions)	Third Party	Related Party	Sublease Income	Net Minimum Rentals	Third Party	Related Party
2013	$211	$232	$11	$432	$36	$2
2014	201	230	10	421	33	2
2015	183	221	7	397	30	2
2016	144	201	6	339	26	2
2017	115	178	3	290	23	2
2018 and subsequent	560	1,659	11	2,208	116	16
Total	$1,414	$2,721	$48	$4,087	$264	$26

(1)
Excluded from the minimum rental commitments displayed above are approximately $1.4 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2018 and thereafter.

Total third party rent expense, net of sublease income, was $209 million, $185 million and $192 million in fiscals 2012, 2011 and 2010, respectively. Sublease income was $13 million, $14 million and $16 million in fiscals 2012, 2011 and 2010, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.
Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $257 million, $260 million, and $264 million in fiscals 2012, 2011 and 2010, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.
We record operating leases on a straight-line basis over the lease term, which includes renewal options only if those options are specified in the lease agreement and if failure to exercise the renewal option imposes a significant economic penalty on us. For Ground Lease Locations, we include renewal options in the lease term through the estimated useful life of the owned building located on the property as failure to renew a ground lease during the estimated useful life of the building would result in forgoing an economic benefit given our significant capital investment at the inception of the lease to construct a new building. For Straight Lease Locations, we generally do not include renewal options in the lease term as the failure to renew a straight lease does not typically result in a significant economic penalty for the Company, and therefore renewal cannot be reasonably assured at the inception of the lease. Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised by us under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
The difference between the recognized rental expense and amounts payable under the leases is recorded as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $358 million and $321 million at February 2, 2013 and January 28, 2012, respectively, of which $8 million is recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $159 million and $131 million as of February 2, 2013 and January 28, 2012, respectively.
Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $3 million, $3 million and $5 million in fiscals 2012, 2011 and 2010, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 10 - INCOME TAXES
Earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
U.S.	$79	$45	$107
Foreign	59	63	69
Earnings before income taxes	$138	$108	$176
Income tax expense is as follows:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Current:
U.S. Federal	$28	$5	$10
Foreign	22	18	23
State	2	7	(7)
Total current income tax expense	$52	$30	$26

Deferred:
U.S. Federal	$(11)	$10	$28
Foreign	2	2	3
State	8	1	7
Total deferred income tax (benefit) expense	$(1)	$13	$38
Total income tax expense	$51	$43	$64
Included within the Total income tax expense are benefits of less than $1 million, $2 million and $7 million related to interest and penalties in fiscals 2012, 2011 and 2010, respectively. The interest and penalties relate to tax payments and refunds for prior period tax filings made or to be made, as well as amounts associated with increases and decreases to unrecognized tax benefits.
We have not provided deferred taxes on approximately $1 million of accumulated earnings of a foreign subsidiary as it is management’s intention to reinvest those earnings indefinitely. The unrecognized deferred income tax liabilities on these earnings, net of associated foreign tax credits, is estimated to be less than $1 million.

The effective tax rate reconciliations are as follows:

	Fiscal Years Ended
	February 2, 2013	January 28, 2012	January 29, 2011
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	4.6%	4.7%	(2.0)%
Foreign operations (1)	1.7%	3.2%	1.2%
U.S. Federal valuation allowance	—%	—%	0.2%
Unrecognized tax benefits (2)	(2.1)%	1.0%	(0.6)%
Other	(2.2)%	(4.1)%	2.6%
Effective tax rate	37.0%	39.8%	36.4%

(1)
Foreign operations include the net impact of: differences between local statutory rates and the U.S. Federal statutory rate; the impact of changes to foreign valuation allowances; the net cost of foreign unrecognized tax benefits; the cost of repatriating foreign earnings, net of foreign tax credits; and permanent items related to foreign operations.

(2)
Unrecognized tax benefits include benefits related to the resolution of issues in connection with concluding tax examinations, making protective elections, as well as changes to and clarifications of tax rules and regulations. See “Unrecognized Tax Benefits” below for further details.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	February 2, 2013	January 28, 2012
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$69	$54
State tax loss and other carryforwards	42	57
Foreign tax loss and other carryforwards	3	3
Straight-line rent	138	126
Inventory	43	44
Restructuring charges	15	21
Other	53	45
Gross deferred tax assets before valuation allowance	363	350
Valuation allowance	(20)	(26)
Total deferred tax assets	$343	$324
Deferred tax liabilities:
Fixed assets	$(200)	$(209)
Gain on related party real estate sale	(228)	(235)
Undistributed earnings of foreign subsidiaries	(111)	(87)
Other	(30)	(25)
Total deferred tax liabilities	$(569)	$(556)
Net deferred tax liabilities	$(226)	$(232)
The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

(In millions)	February 2, 2013	January 28, 2012
Current deferred tax assets	$67	$77
Current deferred tax liabilities (1)	(2)	(1)
Non-current deferred tax assets	103	98
Non-current deferred tax liabilities	(394)	(406)
	$(226)	$(232)

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Carryforwards
In addition to the unused portion of losses and credits reported on tax returns, our carryforwards also include credits that will be realized in connection with the undistributed earnings of foreign subsidiaries on which we have provided taxes.
Of our $69 million of U.S. Federal tax credit and other carryforwards, less than $1 million will expire during the next 5 years, and $69 million may be carried forward indefinitely. Of our $42 million of state tax loss and other carryforwards, $3 million will expire during the next 5 years, $33 million will expire during the next 6 to 20 years and $6 million may be carried forward indefinitely. Of our $3 million foreign tax loss and other carryforwards, $2 million will expire during the next 5 years and $1 million will expire during the next 6 to 20 years.
We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amounts of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005. We have evaluated the impact of these limitations and have established a valuation allowance to reduce some of these deferred tax assets to the amount expected to be realized.
Valuation Allowance
We have evaluated the available positive and negative evidence and have concluded that, for some of our deferred tax assets, it is more likely than not that these assets will not be realized. As a result, we have established a valuation allowance to reduce these deferred tax assets for the amount we believe will not be realized. During fiscal 2012, our valuation allowance decreased by $6 million related to state tax loss and other carryforwards.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Beginning balance	$25	$26	$69
Additions for tax positions of the current year	2	2	8
Additions for tax positions of the prior years	—	1	8
Reductions for tax positions of prior years (1)	(7)	(2)	(59)
Settlements	—	(2)	—
Ending balance	$20	$25	$26

(1)
Reductions for tax positions of prior years include amounts related to the resolution of issues in connection with concluding tax examinations, making protective elections, as well as changes to and clarifications of tax rules and regulations.

At February 2, 2013, $14 million of the $20 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $6 million would affect our deferred tax accounts. In addition, we had $5 million and less than $1 million of accrued interest and penalties, respectively, at February 2, 2013. We had $5 million and less than $1 million of accrued interest and penalties, respectively, at January 28, 2012, and $5 million and $1 million of accrued interest and penalties, respectively, at January 29, 2011.
The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination in: the United States for U.S. Federal purposes for fiscal 2006 and forward and for state purposes for fiscal 2003 and forward; and Canada for fiscal 2005 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits of $25 million (inclusive of taxes, interest and penalties) will decrease by as much as $1 million during the next twelve months due to the resolution of ongoing tax examinations and lapses of applicable statutes of limitations.

NOTE 11 - SEGMENTS
We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as an Internet site for our Canada market.
Our business has two reportable segments: Domestic and Toys “R” Us - Canada (“Canada”). The following is a brief description of our segments:

•
Domestic - Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 875 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues in fiscal 2012 were derived from traditional toy stores (including Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats), juvenile stores, side-by-side (“SBS”) stores, permanent Express stores (cumulative lease term of at least two years) and our flagship stores in New York City. Additionally, we generated Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees.

•
Canada - Our Canada segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 97 stores and through the Internet. Canada Total revenues in fiscal 2012 were derived from SBS stores, traditional toy stores (including BRU Express formats) and permanent Express stores (cumulative lease term of at least two years). Additionally, we generated Total revenues through our temporary Express store locations.

The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Total revenues and segment Operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.
The following table shows our percentage of Total revenues by product category:

	Fiscal Years Ended
	February 2, 2013	January 28, 2012	January 29, 2011
Core Toy	16.0%	15.8%	15.6%
Entertainment	11.3%	12.5%	13.4%
Juvenile	36.1%	35.9%	35.9%
Learning	22.8%	22.0%	21.4%
Seasonal	11.4%	11.3%	11.4%
Other (1)	2.4%	2.5%	2.3%
Total	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent's foreign affiliates and certain third party licensees, shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Total revenues
Domestic	$8,266	$8,507	$8,731
Canada	928	884	833
Total revenues	$9,194	$9,391	$9,564
Operating earnings (loss)
Domestic (1)(2)	$407	$357	$450
Canada (3)	78	82	89
Corporate and other (1)(4)	(163)	(157)	(159)
Operating earnings	322	282	380
Interest expense	(236)	(208)	(236)
Interest income	52	34	32
Earnings before income taxes	$138	$108	$176

(1)
Beginning in fiscal 2012, Domestic gift card breakage income of $19 million has been included within its respective reporting segment. Prior to fiscal 2012, these earnings were recorded in our Corporate and other segment. We have adjusted our prior years’ presentation based on this reclassification, which resulted in an increase in Domestic Operating earnings and Corporate and other Operating losses of $18 million and $19 million for fiscals 2011 and 2010, respectively.

(2)
Includes impairment of long-lived assets of $8 million for fiscals 2012 and 2011 and $3 million for fiscal 2010, respectively. In addition, includes $22 million, $13 million and $19 million of income related to the credit card program for fiscals 2012, 2011 and 2010, respectively. Also includes the impact of net gains on sales of properties of $3 million, $2 million and $6 million for fiscals 2012, 2011 and 2010, respectively. In addition, fiscal 2010 includes approximately $23 million in litigation settlement expenses for certain legal matters and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,” Note 5 entitled “PROPERTY AND EQUIPMENT” and Note 13 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

(3)	Includes the impact of net gains on sales of properties of $5 million for fiscal 2010. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.

(4)
Includes $7 million, $23 million and $20 million of income for services provided by us to our affiliates under the ITASSA for fiscals 2012, 2011 and 2010. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.

Certain corporate and other items are reported separately in our disclosure of segment Operating earnings (loss). In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
(In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Depreciation and amortization
Domestic	$192	$201	$192
Canada	22	21	19
Corporate and other	41	38	33
Total Depreciation and amortization	$255	$260	$244
Capital expenditures
Domestic	$148	$241	$180
Canada	18	20	24
Corporate and other	43	39	40
Total Capital expenditures	$209	$300	$244

(In millions)	February 2, 2013	January 28, 2012
Merchandise inventories
Domestic	$1,421	$1,423
Canada	168	152
Total Merchandise inventories	$1,589	$1,575
Total Assets
Domestic	$3,658	$3,690
Canada	432	402
Corporate and other (1)	1,306	987
Total Assets	$5,396	$5,079

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.
Our long-lived assets by country or region are as follows:

(In millions)	February 2, 2013	January 28, 2012
Long-lived assets
United States (1)	$1,811	$2,211
Canada	240	239
Total Long-lived assets	$2,051	$2,450

(1)	Includes our wholly-owned operations in Puerto Rico.

NOTE 12 - EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS
We offer employee retirement and compensation benefits for eligible employees. Our Parent’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our Parent’s TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100% vested in their SERP accounts after completing 5 years of employment with the Company. In each of fiscals 2012, 2011 and 2010, we recorded SERP expenses of less than $1 million. As of February 2, 2013 and January 28, 2012, the SERP liability was $2 million, respectively.
Included in the Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of our Parent’s Board of Directors, subject to certain limitations. The Savings Plan may be terminated at the discretion of our Parent. Employee eligibility for participation in the 401(k) savings account portion of the Savings Plan requires 12 months of service and completion of 1,000 hours. In addition, the Company makes a matching contribution in amount equal to 100% of the first 4% of the participant’s contribution. Expenses related to the Savings Plan were $16 million in fiscals 2012, 2011 and 2010, respectively. Our Parent’s Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2012, 2011 and 2010.

NOTE 13 - LITIGATION AND LEGAL PROCEEDINGS
On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. In January 2011, the parties in the consumer class actions referenced above entered into a settlement agreement, which was approved by the District Court in a final approval order in December 2011. In January 2012, certain parties who objected to the District Court’s final approval of the settlement filed Notices of Appeal with the Third Circuit Court of Appeals. As part of the settlement, in March 2011, we made a payment of approximately $17 million towards the overall settlement. In February 2013, the Third Circuit Court of Appeals vacated the District Court’s final approval order and remanded the case to the District Court. We do not reasonably believe that we will need to make any further payments in connection with any future settlement. In addition, in January 2011, the plaintiffs, the Company and our Parent and certain other Defendants in the Internet retailer actions referenced above entered into a settlement agreement pursuant to which we made a payment of approximately $5 million towards the overall settlement. In addition, on or about November 23, 2010, our Parent entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC’s investigation related to our Parent and its subsidiaries’ compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, in May 2011, we paid approximately $1 million as a civil penalty.
In October 2012, the Massachusetts Supreme Judicial Court granted the Company’s request for direct appellate review of a judgment in the amount of approximately $20 million, including $18 million in punitive damages, that was entered against the Company in a wrongful death products liability case entitled Aleo v. SLB Toys USA, Inc., et al. (Superior Court of Massachusetts, Essex County, No. 2008-02149-A) (the “Judgment”). In November 2012, the Company posted an appellate bond in the amount of $24 million, which represents the amount of the Judgment plus anticipated post-judgment interest. The Company believes that it has certain claims against the manufacturer of the product and that the punitive damage award is not appropriate. The Company has accrued an amount related to this matter and believes that the ultimate resolution will not have a material impact on the consolidated financial statements.
In addition to the litigation discussed above, we and our Parent are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
We, along with our Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, see Note 10 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of February 2, 2013.
As of February 2, 2013, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $85 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 15 - RELATED PARTY TRANSACTIONS
Transactions with the Sponsors - Our Parent is owned by an investment group consisting of entities advised by or affiliated with the Sponsors. The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The management and advisory fees paid to the Sponsors (the “Advisory Fees”) increase 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded Advisory Fees of approximately $15 million, $15 million and $12 million for fiscals 2012, 2011 and 2010, respectively. During fiscals 2012, 2011 and 2010, we also paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.
In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. During fiscals 2012, 2011 and 2010, affiliates of Vornado and investment funds or accounts advised by KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $6 million, $5 million and $6 million in fiscals 2012, 2011 and 2010, respectively.
In connection with the Second Joinder Agreement entered into on April 10, 2012, we incurred Transaction Fees of approximately $2 million pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned an aggregate of $8 million of the Second Incremental Secured Term Loan as February 2, 2013.
In connection with the issuance of the Incremental Secured Term Loan on May 25, 2011, we incurred approximately $4 million in Transaction Fees pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned an aggregate of $63 million and $41 million of the Incremental Secured Term Loan as of February 2, 2013 and January 28, 2012, respectively.
In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we incurred approximately $19 million in additional Transaction Fees pursuant to the terms of the Advisory Agreement.
Additionally, in conjunction with the offering on August 24, 2010 of the Toys-Delaware Secured Notes and the amendment and restatement of the secured term loan originally due fiscal 2012, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the secured term loan and the unsecured credit facility, respectively, and we repaid our outstanding loan balance of approximately $27 million to Vornado under the unsecured credit facility. We also incurred approximately $10 million in additional Transaction Fees pursuant to the terms of the Advisory Agreement.
Investment funds or accounts advised by KKR owned an aggregate of $5 million of the Toys-Delaware Secured Notes as of February 2, 2013. In addition, investment funds or accounts advised by KKR owned an aggregate of $67 million and $37 million of the Secured Term Loan Facility as of February 2, 2013 and January 28, 2012, respectively. Additionally, investment funds or accounts advised by KKR owned an aggregate of $5 million and $2 million of the Propco II Notes as of February 2, 2013 and January 28, 2012, respectively. For further details, see Note 2 entitled “LONG-TERM DEBT.”
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $7 million, $7 million and $9 million in fiscals 2012, 2011 and 2010, respectively, with respect to 1.0%, 1.0% and 1.8%, respectively, of our operated stores, which include Express stores. Of the aggregate amount paid in fiscals 2012, 2011 and 2010, $2 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 383 and 390 properties from affiliates of Parent as of February 2, 2013 and January 28, 2012, respectively. SG&A includes lease expense of $303 million, $307 million and $309 million, which includes reimbursement of expenses of $46 million, $47 million and $47 million related to these leases for fiscals 2012, 2011 and 2010, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases. In addition, for fiscal 2010, SG&A includes a non-cash cumulative correction of prior period straight-line lease accounting of $2 million.
Other Transactions with TRU Propco I - We are a party to the TRU Propco I Master Lease with TRU Propco I under which we lease properties. For more information, see Note 9 entitled “LEASES.” Under the TRU Propco I Master Lease, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the TRU Propco I Master Lease. Pursuant to the TRU Propco I Master Lease, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property or the anticipated sublease income to be received by the Company.
For fiscals 2012, 2011 and 2010, SG&A includes $9 million, $23 million and $5 million, respectively, related to expenses associated with payments in connection with store closures.
Related Party Finance Obligations Associated with Capital Projects - In each of fiscals 2012 and 2011, we were significantly involved in the construction of a leased store with our affiliate TRU Propco I which included non-standard tenant improvements.  As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Consolidated Balance Sheets.  Upon completion of these projects, we performed a sale-leaseback analysis pursuant to ASC 840 and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of February 2, 2013 and January 28, 2012, we had related party financing obligations of $9 million and $4 million, respectively. These amounts are included in Other non-current liabilities on our Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.  We also continue to recognize rent expense on the ground lease for the land on which these assets were constructed.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the DSA. The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for these services were $7 million, $6 million and $7 million in fiscals 2012, 2011 and 2010, respectively.
In addition, we incurred $10 million, $9 million and $7 million of service fees in fiscals 2012, 2011 and 2010, respectively, which primarily related to fees associated with our China sourcing office established in fiscal 2010. These costs are recorded within SG&A on our Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement - We provide information technology services, store operations services, internal audit services, and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. Our affiliates were charged $19 million, $23 million and $20 million in fiscals 2012, 2011 and 2010, respectively. The $19 million charged in fiscal 2012 is gross of a $12 million credit we provided our affiliates related to an amendment to the existing agreement. These amounts are recorded in Other income, net on our Consolidated Statements of Operations.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile (including baby) and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $102 million, $97 million and $93 million in fiscals 2012, 2011 and 2010, respectively, which are classified on our Consolidated Statements of Operations as Other revenues.
Dividends Paid to Parent - We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy indebtedness of our Parent or any of its subsidiaries. During fiscals 2012, 2011 and 2010, we paid dividends to Parent of $129 million, $616 million and $129 million, respectively. During fiscal 2011, the dividends paid to Parent included $519 million for the repayment of our Parent’s 7.625% notes due in fiscal 2011.
Stock Compensation Expense - During fiscals 2012 and 2011, $7 million and $4 million, respectively, of total stock-based compensation expense was recognized in SG&A, which excludes $1 million, respectively, that is charged to other affiliates for employees on assignment in other locations. Refer to Note 7 entitled “STOCK-BASED COMPENSATION” for further details.

Due from Affiliates, Net - As of February 2, 2013 and January 28, 2012, Due from affiliates, net, consists of receivables from Parent and affiliates of $731 million and $435 million, respectively. During fiscal 2012, we made long-term loans to Parent in the amounts of $175 million and $90 million. The aggregate amount of $265 million of loans to Parent is included in Due from affiliates, net on our Consolidated Balance Sheets. In connection with loans to and from Parent, we incur related party interest expense and receive related party interest income. Additionally, we have corrected the Consolidated Balance Sheet previously reported as of January 28, 2012 to reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities, since we are the primary obligor and no legal right of offset existed with other amounts due from our Parent. These insurance liabilities were previously netted within the Due from affiliates, net balance. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.
As of February 2, 2013 and January 28, 2012, $15 million and $4 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of February 2, 2013 and January 28, 2012, the net amount owed to our affiliates was $6 million and $10 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding from Parent. As of February 2, 2013 and January 28, 2012, we maintained balances of $22 million and $124 million in short-term intercompany loans from Parent. During fiscals 2012, 2011 and 2010, we incurred $4 million, $3 million and $6 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent.
Consulting Agreement - On March 15, 2012, we entered into an advisory contract with Neil Friedman, former Executive Vice President - President, Toys “R” Us to provide advisory services, on a part-time non-exclusive basis, for our new ventures and business alliances. The term of the agreement was from April 23, 2012 until January 31, 2013. During the term of this agreement, Mr. Friedman was paid a monthly fee of $30,000.

NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 provides clarification regarding whether Subtopic 810-10, Consolidation - Overall, or Subtopic 830-30, Foreign Currency Matters - Translation of Financial Statements, applies to the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets that constitute a business within a foreign entity. The amendments in this ASU are effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. The adoption of ASU 2013-05 is not expected to have a material impact on our Consolidated Financial Statements.
In February 2013, the FASB issued ASU No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The amendments in this ASU are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is required. The adoption of ASU 2013-04 is not expected to have a material impact on our Consolidated Financial Statements.
In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). ASU 2013-02 requires an entity to present, either on the face of the financial statement or in the notes, the effects of significant amounts reclassified out of accumulated other comprehensive income on the respective line items of net income and to cross-reference to other required disclosures, where applicable. The amendments in this ASU are effective for reporting periods beginning after December 15, 2012, with early adoption permitted. Other than enhanced disclosures, the adoption of ASU 2013-02 is not expected to have a material impact on our Consolidated Financial Statements.
In January 2013, the FASB issued ASU No. 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). ASU 2013-01 limits the scope of ASU 2011-11, “Balance Sheet (Topic

210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”) to derivatives, repurchase agreements, and securities borrowings and securities lending transactions that are either offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. The amendments in this ASU are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods, similar to ASU 2011-11. Retrospective application is required. Other than enhanced disclosures, the adoption of ASU 2013-01 is not expected to have a material impact on our Consolidated Financial Statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:
EXECUTIVE OVERVIEW provides an overview of our business.
RESULTS OF OPERATIONS provides an analysis of our financial performance and of our consolidated and segment results of operations for fiscal 2012 compared to fiscal 2011 and fiscal 2011 compared to fiscal 2010. With the exception of fiscal 2012, which includes 53 weeks, all other fiscal years presented include 52 weeks.
LIQUIDITY AND CAPITAL RESOURCES provides an overview of our financing, capital expenditures, cash flows and contractual obligations.
CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.
RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2012. This section also refers to Note 16 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

EXECUTIVE OVERVIEW
Our Business
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and juvenile products in North America as measured by Net sales. Toys “R” Us is recognized as the toy and juvenile (including baby) authority. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. We believe we offer the most comprehensive year-round selection of toys and juvenile products among omnichannel retailers, including a broad assortment of private label and exclusive merchandise unique to our stores.
As of February 2, 2013, we operated 972 stores in the United States, Canada and Puerto Rico under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. During the fiscal 2012 holiday season, we operated 287 Express stores, of which 120 were still open as of February 2, 2013. Of the 120 Express stores that remained open, 59 have been included in our overall store count as they each have a cumulative lease term of at least two years. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca. For fiscal 2012, we generated Total revenues of $9.2 billion and Net earnings of $87 million.
We have developed a juvenile integration strategy which features an integrated shopping format for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call this format a side-by-side (“SBS”) store. SBS stores are a combination of Toys “R” Us stores and Babies “R” Us stores, and may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, SBS stores may also be constructed in a new location and market.
The integration of juvenile merchandise (including baby products) with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the operating benefits associated with combining product lines under one roof. Our product assortment allows us to capture new customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as baby formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children grow and they transition to becoming consumers of our products. We continue to build on these relationships as these children mature and eventually become parents themselves. Additionally, juvenile merchandise staples such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS stores both domestically and internationally. Through the end of fiscal 2012, we have converted existing stores into 176 SBS store formats. In addition, we have opened 76 SBS stores (48 of which were relocations of existing stores). We expect that our integrated store format will continue to be a driver of our revenue and profit growth going forward.
In addition to our SBS store format, we continue to enhance our juvenile integration strategy with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing these integrated store formats, we have augmented 88 existing Toys “R” Us stores with these layouts.
We leverage our e-commerce business by integrating our Internet capabilities with our stores. The “Buy Online, Pick Up In Store” program, available within all stores in the United States, offers customers the ability to browse and shop from the comfort of their own homes, while giving them the flexibility to pick up their purchases in-store usually within the same day. During fiscal 2012, the Company introduced the “Ship to Store” program domestically, which allows customers to purchase on-line items that may not be currently available in their local store, and have their order delivered to the local store of their choice, free of shipping charges. We also introduced “Pay In-Store,” which enables customers to shop on-line and pay for their items in any one of our stores across the United States.
The “Ship from Store” program leverages inventory from the majority of our stores domestically and in Canada to improve the speed with which customers receive their items, as well as provide an additional option to fulfill on-line orders. In addition, our loyalty programs, including baby registry, birthday club and Rewards “R” Us programs, all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience.
In fiscal 2012, we introduced international shipping for on-line orders to more than 60 countries across Asia, the Caribbean, Central America, Europe, North America and South America. This new service allows customers to place orders domestically and have them delivered across the world, and more importantly, it allows us to expand the global reach of our brands to countries where our Parent does not currently have any physical stores. For fiscals 2012, 2011 and 2010, our e-commerce business generated total revenues of approximately $986 million, $874 million and $674 million, respectively.
Domestically in fiscal 2012, the Company introduced several programs that benefited customers during our holiday selling season. We offered a free, no minimum purchase layaway program early in the season, which allowed customers to take full advantage of the flexible payment terms provided by layaway. Also, for the first time, we offered the Hot Toy Reservation program, a complimentary service that enabled guests to reserve the hottest toys of the holiday season. This service was available for the 50 items on the Company’s annual Holiday Hot Toy List. In addition, our “Price Match Guarantee” program, also available in our stores in Canada, matched competitors’ in-store pricing on identical items, as well as identical items sold on our websites.
We will continue to focus on expanding our gross margins primarily through optimizing pricing, increasing our private label penetration and increasing our use of direct sourcing. We will also continue to optimize our cost structure and enhance efficiencies throughout the organization to manage our selling, general and administrative expenditures.
As of February 2, 2013, we operated 972 retail stores in the United States, Canada and Puerto Rico in the following formats:

•
419 traditional toy stores, which typically range in size from 20,000 to 50,000 square feet and devote approximately 6,000 square feet to boutique areas for juvenile (including baby) products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,000 square feet and 1,000 square feet, respectively, for juvenile - including baby - products);

•
252 SBS stores, which typically range in size from 30,000 to 70,000 square feet and devote approximately 20,000 to 40,000 square feet to traditional toy products and approximately 10,000 to 30,000 square feet to juvenile (including baby) products;

•	239 juvenile stores, which typically range in size from 30,000 to 45,000 square feet and devote approximately 2,000 to 3,000 square feet to traditional toy products;

•	59 Express stores, which typically range in size from 2,000 to 7,000 square feet, each with a cumulative lease term of at least two years; and

•
3 flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square - all in New York City), which range in size from approximately 55,000 to 105,000 square feet.

In addition to these stores, during the fiscal 2012 holiday selling season, we operated an additional 228 temporary Express store locations in shopping malls, outlet malls and other shopping centers located in high traffic areas, 61 of which remained open as of February 2, 2013. These locations typically range in size from approximately 2,000 to 7,000 square feet, each has a cumulative lease term of less than two years and are not included in our overall store count.
Our extensive experience in retail site selection has resulted in a portfolio of stores that includes attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores, visibility and parking capacity.
Our Business Segments
Our business has two reportable segments: Toys “R” Us - Domestic (“Domestic”) and Toys “R” Us - Canada (“Canada”). See Note 11 to our Consolidated Financial Statements entitled “SEGMENTS” for our segments’ financial results for fiscals 2012, 2011 and 2010. The following is a brief description of our segments:

•
Domestic - Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 875 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues in fiscal 2012 were derived from 393 traditional toy stores (including 83 BRU Express and Juvenile Expansion formats), 239 juvenile stores, 204 SBS stores, 36 permanent Express stores and our three flagship stores in New York City. Additionally, we generated Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees. Domestic Total revenues were $8.3 billion for fiscal 2012, which accounts for 90% of our consolidated Total revenues.

•
Canada - Our Canada segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 97 stores and through the Internet. Canada Total revenues in fiscal 2012 were derived from 48 SBS stores, 26 traditional toy stores (including five BRU Express formats) and 23 permanent Express stores. Additionally, we generated Total revenues through our temporary Express store locations. Canada Total revenues were $0.9 billion for fiscal 2012, which accounts for 10% of our consolidated Total revenues.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•
Liquidity and capital requirements - Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business.

•
Growth opportunities - If we cannot implement our juvenile integration strategy or open new stores, our future growth will be adversely affected. Additionally, the success and expansion of our e-commerce business depends on our ability to provide quality service to our Internet customers and if we are not able to provide such services, our future growth will be adversely affected.

•
Seasonality - Our business is highly seasonal with a substantial portion of our sales and earnings generated in the fourth quarter. During fiscals 2012, 2011 and 2010, approximately 43%, respectively, of the Total revenues from our business were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

•
Spending patterns - Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels, inflation and deflation, as well as the availability of consumer credit, affect consumer spending habits.

•
Increased competition - Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, price, quality, availability, advertising and promotion, convenience or store location, safety, customer support and service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, consumer electronics retailers, local retailers in the markets we serve and Internet and catalog businesses. Price competition in our retailing business continued to be intense during the fiscal 2012 fourth quarter holiday season.

•
Video games and video game systems - Video games and video game systems represent a significant portion of our entertainment category. Video games and video game systems have accounted for 7%, 8% and 9% of our annual Total revenues for fiscals 2012, 2011 and 2010, respectively. Due to the intensified competition as well as the maturation of new technology, sales of video games and video game systems will periodically experience volatility that may impact our financial performance. Additionally, if video game system manufacturers fail to develop new hardware systems, or if new video game products continue to be sold in channels other than traditional retail stores our sales of video game products could continue to decline, which would negatively impact our financial performance. Our entertainment category, which includes video games and video game systems, had a gross margin rate between approximately 13% and 16% for the past three fiscal years.
On October 29, 2012, Hurricane Sandy hit the eastern coast of the United States, causing significant damage to the surrounding region, including several of our stores. The Company’s organization and assets were not materially damaged by the hurricane, net of insurance claims.

RESULTS OF OPERATIONS
Financial Performance
As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2012, 2011 and 2010:

	Fiscal Years Ended
($ In millions)	February 2, 2013	January 28, 2012	January 29, 2011
Total revenues	$9,194	$9,391	$9,564
Gross margin	3,349	3,320	3,414
Gross margin as a percentage of Total revenues	36.4%	35.4%	35.7%
Selling, general and administrative expenses	$2,838	$2,844	$2,869
Selling, general and administrative expenses as a percentage of Total revenues	30.9%	30.3%	30.0%
Net earnings	$87	$65	$112
Total revenues decreased by $197 million in fiscal 2012 compared to fiscal 2011. Foreign currency translation increased Total revenues by approximately $2 million. Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decrease in comparable store net sales within our Domestic segment.
Gross margin, as a percentage of Total revenues, increased by 1.0 percentage point in fiscal 2012 compared to fiscal 2011 primarily as a result of margin rate improvements across all categories within our Domestic segment.
Selling, general and administrative expenses (“SG&A”) decreased by $6 million in fiscal 2012 compared to fiscal 2011. Foreign currency translation decreased SG&A by approximately $1 million. Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in advertising and promotional expenses, related party expenses and credit card processing fees. These decreases were partially offset by an increase in rent expense and professional fees.
Net earnings increased by $22 million in fiscal 2012 compared to fiscal 2011. The increase in Net earnings was primarily due to an increase in Gross margin dollars and Interest income, partially offset by an increase in Interest expense.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
 The following table discloses the change in our comparable store net sales for the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011:

	Fiscal Years Ended
	February 2, 2013	January 28, 2012	January 29, 2011
Domestic	(3.5)%	(1.7)%	1.7%
Canada	1.1%	(0.6)%	0.6%

Percentage of Total Revenues by Product Category

	Fiscal Years Ended
	February 2, 2013	January 28, 2012	January 29, 2011
Core Toy	16.0%	15.8%	15.6%
Entertainment	11.3%	12.5%	13.4%
Juvenile	36.1%	35.9%	35.9%
Learning	22.8%	22.0%	21.4%
Seasonal	11.4%	11.3%	11.4%
Other (1)	2.4%	2.5%	2.3%
Total	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent's foreign affiliates and certain third party licensees, shipping and other non-product related revenues.

Store Count by Segment

		Fiscal 2012
	January 28, 2012	Opened	Closed (4)	Conversions		Relocations		February 2, 2013
Domestic:
Standalone stores (1)(3)	693	10	(9)	(14)		(9)		671
Side-by-side stores	183	2	—	13		6		204
Total Domestic	876	12	(9)	(1)	(5)	(3)	(6)	875

Canada:
Standalone stores (2)(3)	29	23	(2)	(1)		—		49
Side-by-side stores	44	3	—	1		—		48
Total Canada	73	26	(2)	—		—		97
Total Operated (3)	949	38	(11)	(1)		(3)		972

		Fiscal 2011
	January 29, 2011	Opened	Closed (4)	Conversions		Relocations		January 28, 2012
Domestic:
Standalone stores (1)(3)	729	18	(8)	(24)		(22)		693
Side-by-side stores	139	4	—	24		16		183
Total Domestic	868	22	(8)	—		(6)	(6)	876

Canada:
Standalone stores (2)(3)	31	—	—	(2)		—		29
Side-by-side stores	39	3	—	2		—		44
Total Canada	70	3	—	—		—		73
Total Operated (3)	938	25	(8)	—		(6)		949

(1)
Store count as of February 2, 2013 includes 21 BRU Express stores and 62 Juvenile Expansions. Store count as of January 28, 2012 included 20 BRU Express stores and 62 Juvenile Expansions. Store count as of January 29, 2011 included 14 BRU Express stores and 65 Juvenile Expansions.

(2)	Store count as of February 2, 2013 includes five BRU Express stores. Store count as of January 28, 2012 and January 29, 2011 included four BRU Express stores, respectively.

(3)
Express stores with a cumulative lease term of at least two years are included in our overall store count, while remaining locations are excluded. As of February 2, 2013, there were 84 Domestic and 36 Canada Express stores open, 36 and 23 of which have been included in our overall store count within our Domestic and Canada segments, respectively. As of January 28, 2012, there were 47 Domestic and 41 Canada Express stores open, 31 of which were included in our overall store count within our Domestic segment, and none of which were included within our Canada segment. As of January 29, 2011, there were 79 Domestic and 13 Canada Express store open, 19 of which were included in our overall store count within our Domestic segment, and none of which were included within our Canada segment.

(4)	Excludes stores closed as a result of conversions and relocations.

(5)	Of the 13 conversions in fiscal 2012, one was accompanied by multiple store closings.

(6)	Of the six relocations in fiscal 2012, three were accompanied by multiple store closings. Of the 16 relocations in fiscal 2011, six were accompanied by multiple store closings.

Fiscal 2012 Compared to Fiscal 2011

Net Earnings

(In millions)	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$87	$65	$22
Net earnings increased by $22 million to $87 million in fiscal 2012, compared to $65 million in fiscal 2011. The increase in Net earnings was primarily due to an increase in Gross margin dollars of $29 million and an increase in Interest income of $18 million primarily due to loans made to Parent in the second quarter of fiscal 2012. Partially offsetting these increases was an increase in Interest expense of $28 million primarily due to the April 10, 2012 issuance of the $225 million tranche of term loans due fiscal 2018 (the “Second Incremental Secured Term Loan”) and the May 25, 2011 issuance of the $400 million tranche of term loans due fiscal 2018 (the “Incremental Secured Term Loan”).

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2012	Fiscal 2011	$ Change	% Change	Fiscal 2012	Fiscal 2011
Domestic	$8,266	$8,507	$(241)	(2.8)%	89.9%	90.6%
Canada	928	884	44	5.0%	10.1%	9.4%
Toys “R” Us - Delaware	$9,194	$9,391	$(197)	(2.1)%	100.0%	100.0%
Total revenues decreased by $197 million or 2.1%, to $9,194 million in fiscal 2012, compared to $9,391 million in fiscal 2011. Total revenues for fiscal 2012 included the impact of foreign currency translation which increased Total revenues by approximately $2 million. Our reporting period for fiscal 2012 included 53 weeks compared to 52 weeks for fiscal 2011, which increased Total revenues by approximately $106 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2012 was primarily due to a decrease in comparable store net sales within our Domestic segment. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by higher average transaction amounts within our Domestic segment.
Total revenues for fiscals 2012 and 2011 included $102 million and $97 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $241 million or 2.8%, to $8,266 million in fiscal 2012, compared to $8,507 million in fiscal 2011. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 3.5%. Our reporting period for fiscal 2012 included 53 weeks compared to 52 weeks for fiscal 2011, which increased Total revenues by approximately $96 million.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment, juvenile (including baby) and core toy categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile (including baby) category was predominantly due to decreased sales of apparel and furniture. The decrease in our core toy category was primarily due to decreased sales of action vehicles.
Canada
Total revenues for the Canada segment increased by $44 million or 5.0%, to $928 million in fiscal 2012, compared to $884 million in fiscal 2011. Excluding a $2 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 1.1%. Our reporting period for fiscal 2012 included 53 weeks compared to 52 weeks for fiscal 2011, which increased Total revenues by approximately $10 million.
The increase in comparable store net sales resulted primarily from increases in our core toy and juvenile (including baby) categories. The increase in our core toy category was primarily due to increased sales of dolls and collectibles. The increase in our juvenile (including baby) category was primarily due to increased sales of baby gear and infant care products. Partially offsetting these increases was a decrease in our seasonal category due to decreased sales of outdoor products.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
Gross Margin

				Percentage of Total revenues
($ In millions)	Fiscal 2012	Fiscal 2011	$ Change	Fiscal 2012	Fiscal 2011	Change
Domestic	$3,003	$2,989	$14	36.3%	35.1%	1.2%
Canada	346	331	15	37.3%	37.4%	(0.1)%
Toys “R” Us - Delaware	$3,349	$3,320	$29	36.4%	35.4%	1.0%
Gross margin increased by $29 million to $3,349 million in fiscal 2012, compared to $3,320 million in fiscal 2011. Foreign currency translation decreased Gross margin by approximately $1 million. Gross margin, as a percentage of Total revenues, increased by 1.0 percentage point in fiscal 2012 compared to fiscal 2011. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate improvements across all categories within our Domestic segment.
Domestic
Gross margin increased by $14 million to $3,003 million in fiscal 2012, compared to $2,989 million in fiscal 2011. Gross margin, as a percentage of Total revenues, increased by 1.2 percentage points in fiscal 2012 compared to fiscal 2011.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates, predominantly in our learning and seasonal categories. Additionally contributing to the increase were improvements in sales mix away from lower margin products, primarily in our entertainment category.
Canada
Gross margin increased by $15 million to $346 million in fiscal 2012, compared to $331 million in fiscal 2011. Foreign currency translation decreased Gross margin by approximately $1 million. Gross margin, as a percentage of Total revenues, decreased by 0.1 percentage point in fiscal 2012 compared to fiscal 2011.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

				Percentage of Total revenues
($ In millions)	Fiscal 2012	Fiscal 2011	$ Change	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$2,838	$2,844	$(6)	30.9%	30.3%	0.6%

SG&A decreased by $6 million to $2,838 million in fiscal 2012, compared to $2,844 million in fiscal 2011. Foreign currency translation decreased SG&A by approximately $1 million. As a percentage of Total revenues, SG&A increased by 0.6 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $23 million decrease in advertising and promotional expenses, a decrease in related party expenses of $14 million associated with lower payments due to Toys “R” Us Property Company I, LLC in connection with store closures and a decrease of $12 million in expenses associated with credit card processing fees. These decreases were partially offset by an increase in rent expense of $24 million attributable to new and existing locations and an increase of $22 million in professional fees.

Depreciation and Amortization

(In millions)	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$255	$260	$(5)
Depreciation and amortization decreased by $5 million to $255 million in fiscal 2012, compared to $260 million in fiscal 2011. The decrease was primarily due to assets that were fully depreciated in fiscal 2012.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	impairment of long-lived assets;

•	management service fees income;

•	information technology and administrative support services income;

•	net gains on sales of properties; and

•	other operating income and expenses.

(In millions)	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$66	$66	$—
Other income, net remained consistent at $66 million for fiscal 2012, compared to the prior year.
Refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$236	$208	$28
Interest expense increased by $28 million to $236 million in fiscal 2012, compared to $208 million in fiscal 2011. The increase was primarily due to the issuance of the Second Incremental Secured Term Loan on April 10, 2012 and the issuance of the Incremental Secured Term Loan on May 25, 2011.

Interest Income

(In millions)	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$52	$34	$18
Interest income increased by $18 million to $52 million in fiscal 2012, compared to $34 million in fiscal 2011. The increase was primarily due to the issuance of two loans in the aggregate of $265 million made to Parent in the second quarter of fiscal 2012. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

Income Tax Expense

($ In millions)	Fiscal 2012	Fiscal 2011	Change
Toys “R” Us - Delaware	$51	$43	$8
Effective tax rate	37.0%	39.8%	(2.8)%
The net increase in Income tax expense of $8 million in fiscal 2012 compared to fiscal 2011 was principally due to the increase in pre-tax earnings. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Fiscal 2011 Compared to Fiscal 2010

Net Earnings

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$65	$112	$(47)
Net earnings decreased by $47 million to $65 million in fiscal 2011, compared to $112 million in fiscal 2010. The decrease in Net earnings was primarily due to a decrease in Gross margin of $94 million primarily related to a reduction in Total revenues and margin rate declines within our Domestic segment. Partially offsetting this amount was a decrease in Interest expense of $28 million primarily due to the accelerated write-off of deferred financing fees in fiscal 2010, and a decrease in SG&A of $25 million predominantly related to decreases in professional fees and payroll expenses, partially offset by an increase in related party expenses in connection with store closures.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	% Change	Fiscal 2011	Fiscal 2010
Domestic	$8,507	$8,731	$(224)	(2.6)%	90.6%	91.3%
Canada	884	833	51	6.1%	9.4%	8.7%
Toys “R” Us - Delaware	$9,391	$9,564	$(173)	(1.8)%	100.0%	100.0%
Total revenues decreased by $173 million or 1.8%, to $9,391 million in fiscal 2011, compared to $9,564 million in fiscal 2010. Total revenues for fiscal 2011 included the impact of foreign currency translation which increased Total revenues by approximately $21 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2011 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations within our Canada segment.
Total revenues for fiscals 2011 and 2010 included $97 million and $93 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $224 million or 2.6%, to $8,507 million in fiscal 2011, compared to $8,731 million in fiscal 2010. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 1.7% and a decrease in net sales attributable to significantly fewer Express stores operated in fiscal 2011 compared to the prior year.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment, juvenile and seasonal categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile category was primarily due to decreased sales of baby gear and commodities. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.

Canada
Total revenues for the Canada segment increased by $51 million or 6.1%, to $884 million in fiscal 2011, compared to $833 million in fiscal 2010. Excluding a $21 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations, partially offset by a decrease in comparable store net sales of 0.6%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and core toy categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our core toy category was primarily due to decreased sales of action figures. Partially offsetting these decreases were increases in our learning and juvenile categories. The increase in our learning category was primarily due to increased sales of construction toys and educational products. The increase in our juvenile category was primarily due to increased sales of baby gear.

Gross Margin

				Percentage of Total revenues
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	Fiscal 2011	Fiscal 2010	Change
Domestic	$2,989	$3,112	$(123)	35.1%	35.6%	(0.5)%
Canada	331	302	29	37.4%	36.3%	1.1%
Toys “R” Us - Delaware	$3,320	$3,414	$(94)	35.4%	35.7%	(0.3)%
Gross margin decreased by $94 million to $3,320 million in fiscal 2011, compared to $3,414 million in fiscal 2010. The decrease in Gross margin was partially offset by an increase of approximately $9 million related to foreign currency translation. Gross margin, as a percentage of Total revenues, decreased by 0.3 percentage points in fiscal 2011 compared to fiscal 2010. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate declines within our Domestic segment, partially offset by improvements in sales mix away from lower margin products.
Domestic
Gross margin decreased by $123 million to $2,989 million in fiscal 2011, compared to $3,112 million in fiscal 2010. Gross margin, as a percentage of Total revenues, decreased by 0.5 percentage points in fiscal 2011 compared to fiscal 2010.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines predominantly within our juvenile and learning categories. Partially offsetting the decrease were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Canada
Gross margin increased by $29 million to $331 million in fiscal 2011, compared to $302 million in fiscal 2010. Foreign currency translation accounted for approximately $9 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 1.1 percentage points in fiscal 2011 compared to fiscal 2010.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rate predominantly within our learning category, as well as improvements in sales mix away from lower margin products, predominantly in our entertainment category.

Selling, General and Administrative Expenses

				Percentage of Total revenues
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$2,844	$2,869	$(25)	30.3%	30.0%	0.3%
SG&A decreased $25 million to $2,844 million in fiscal 2011, compared to $2,869 million in fiscal 2010. Foreign currency translation increased SG&A by approximately $6 million. As a percentage of Total revenues, SG&A increased by 0.3 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in professional fees of approximately $27 million predominantly related to prior year litigation settlement expenses for certain legal matters of $23 million and a decrease in payroll expenses of approximately $21 million due largely to fewer new Domestic locations, including Express stores. Partially offsetting the decrease in SG&A was an increase in related party expenses of approximately $20 million primarily due to an increase of approximately $18 million in estimated payments due to TRU Propco I in connection with store closures.

Depreciation and Amortization

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$260	$244	$16
Depreciation and amortization increased by $16 million to $260 million in fiscal 2011 compared to $244 million in fiscal 2010. The increase primarily resulted from increased accelerated depreciation from relocated locations to our SBS format as well as improvements and enhancements in our information technology systems. Additionally, foreign currency translation accounted for approximately $1 million of the increase.

Other Income, Net

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$66	$79	$(13)
Other income, net decreased by $13 million to $66 million in fiscal 2011, compared to $79 million in fiscal 2010. The decrease was primarily due to a $9 million decrease in net gains on sales of properties and a decrease of $6 million in credit card program income.
Refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$208	$236	$(28)
Interest expense decreased by $28 million to $208 million in fiscal 2011 compared to $236 million in fiscal 2010. The decrease was primarily due to a decline in deferred financing fees of $34 million predominately related to the accelerated write-off of fees as a result of refinancings in the third quarter of fiscal 2010.

Interest Income

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$34	$32	$2
Interest income increased by $2 million for fiscal 2011 compared to fiscal 2010.

Income Tax Expense

($ In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us - Delaware	$43	$64	$(21)
Effective tax rate	39.8%	36.4%	3.4%
The net decrease in Income tax expense of $21 million in fiscal 2011 compared to fiscal 2010 was principally due to the decrease in pre-tax earnings. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

LIQUIDITY AND CAPITAL RESOURCES
Overview
As of February 2, 2013, we were in compliance with all of our covenants related to our outstanding debt. At February 2, 2013, under our $1,850 million secured revolving credit facility (“ABL Facility”), we had no outstanding borrowings, a total of $113 million of outstanding letters of credit and excess availability of $979 million. We are also subject to a minimum excess availability covenant, which was $125 million at February 2, 2013, with remaining availability of $854 million in excess of the covenant.
In addition, from time to time we have short-term intercompany loans outstanding from Parent. As of February 2, 2013, and January 28, 2012, we had outstanding balances of $22 million and $124 million, respectively, in short-term intercompany loans from Parent.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of February 2, 2013, we have funds available to finance our operations under our ABL Facility through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represent the purchase of inventory), servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. For fiscal 2012, peak borrowings under our ABL Facility and our Parent amounted to $780 million.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or any of its subsidiaries.
Although we believe that cash generated from operations along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. Our minimum projected obligations for fiscal 2013 and beyond are set forth below under “Contractual Obligations.”

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores (including conversions), in line with our commitment to our toy and juvenile integration strategy, as well as improving and enhancing our information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for each of the past three fiscal years:

(In millions)	Fiscal 2012	Fiscal 2011	Fiscal 2010
Other store-related projects (1)	$56	$55	$30
Information technology	50	61	55
New stores (2)	46	71	52
Conversion projects (3)	40	67	82
Distribution centers	17	46	25
Total capital expenditures	$209	$300	$244

(1)	Includes other store-related projects (other than conversion projects) such as store updates.

(2)	Primarily includes SBS relocations as well as single format stores (including Express stores).

(3)	Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.

Cash Flows

(In millions)	Fiscal 2012	Fiscal 2011	Fiscal 2010
Net cash provided by operating activities	$524	$243	$280
Net cash used in investing activities	(459)	(287)	(224)
Net cash used in financing activities	(27)	(100)	(112)
Effect of exchange rate changes on Cash and cash equivalents	—	3	2
Net increase (decrease) during period in Cash and cash equivalents	$38	$(141)	$(54)

Cash Flows Provided by Operating Activities
Net cash provided by operating activities for fiscal 2012 was $524 million, an increase of $281 million compared to fiscal 2011. The increase in net cash provided by operating activities was primarily the result of the timing of vendor payments and the collection of income taxes in the current period.
Net cash provided by operating activities for fiscal 2011 was $243 million, a decrease of $37 million compared to fiscal 2010. The decrease in net cash provided by operating activities was primarily the result of a decrease in accounts payable and accrued expenses predominantly due to the timing of vendor payments at year-end, as well as settlement payments made by the Company for certain legal matters in fiscal 2011. Additionally contributing to the decrease was decreased gross margins from operations. These decreases were partially offset by a decrease in purchases of merchandise inventories related to the early replenishment of inventory in fiscal 2010 for fiscal 2011 at our existing locations as well as new stores.

Cash Flows Used in Investing Activities
Net cash used in investing activities for fiscal 2012 was $459 million, an increase of $172 million compared to fiscal 2011. The increase in net cash used in investing activities was primarily the result of $265 million in loans made to our Parent during fiscal 2012. Partially offsetting this amount was a decline in capital expenditures of $91 million.
Net cash used in investing activities for fiscal 2011 was $287 million, an increase of $63 million compared to fiscal 2010. The increase in net cash used in investing activities was primarily the result of an increase in capital expenditures of $56 million and a decrease in proceeds from sales of fixed assets of $8 million.

Cash Flows Used in Financing Activities
Net cash used in financing activities was $27 million for fiscal 2012, a decrease of $73 million compared to fiscal 2011. The decrease in net cash used in financing activities was primarily the result of a $487 million decrease in Dividends paid to Parent due to the prior year distributions made to our Parent in the aggregate of approximately $519 million to provide funds for the redemption of our Parent’s 7.625% notes due fiscal 2011. Partially offsetting this amount was a $226 million decrease in net short-term borrowings from Parent and a decrease of $188 million in net long-term debt borrowings.
Refer to the description of changes to our debt structure below, as well as Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information.
Net cash used in financing activities was $100 million for fiscal 2011, a decrease of $12 million compared to fiscal 2010. The decrease in net cash used in financing activities was primarily due to a $335 million increase in net long-term debt borrowings, an increase of $134 million in net debt borrowings from Parent and a decrease of $34 million in capitalized debt issuance costs. These were partially offset by a $487 million increase in Dividend paid to Parent, which included distributions to our Parent made on May 26, 2011 and June 24, 2011, in aggregate amounts of approximately $504 million and $15 million, respectively, to provide funds for the redemption of our Parent’s 7.625% notes due fiscal 2011, including interest and premiums, on June 24, 2011.

Debt
Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, pay dividends, make restricted payments or certain investments, create or permit liens on assets, sell assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. The amount of net assets that were subject to these restrictions was approximately $229 million as of February 2, 2013.

Certain of our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing under these agreements, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. As of February 2, 2013, we had total long-term indebtedness of $2,579 million, of which $2,367 million was secured indebtedness. We have our ABL Facility and from time to time we borrow short-term intercompany loans from our Parent. As of February 2, 2013, we had no outstanding borrowings on our ABL Facility and outstanding borrowings of $22 million under our short-term intercompany borrowing arrangement from our Parent. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our covenants relating to our debt. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details regarding our debt and the transaction described below.
On April 10, 2012, we entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated secured term loan agreement (“Secured Term Loan Facility”). The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”), increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1,325 million. The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million. The net proceeds were raised for general corporate purposes, including, without limitation, to make restricted payments or other distributions or advances to provide funds to our Parent to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of our Parent or any of its subsidiaries.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 15 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS.”
Subsequent Event
The Secured Term Loan Facility contains a provision that requires us to repay a specified percentage of excess cash flow generated in the previous fiscal year, as defined in the agreement, starting with the fiscal year ended January 28, 2012. As a result, we intend to borrow approximately $50 million under our ABL Facility during the second quarter of fiscal 2013 to fund the repayment of the Secured Term Loan Facility, including the Incremental and Second Incremental Secured Term Loans on a pro-rata basis. Refer to Note 2 to our Consolidated Financial Statements entitled “LONG-TERM DEBT.”

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. The following table summarizes our contractual obligations as of February 2, 2013:

	Payments Due By Period
(In millions)	Fiscal 2013	Fiscals 2014 & 2015	Fiscals 2016 & 2017	Fiscals 2018 and thereafter	Total
Operating leases (1)	$443	$835	$638	$2,219	$4,135
Less: sub-leases to third parties	11	17	9	11	48
Net operating lease obligations	432	818	629	2,208	4,087
Capital lease and financing obligations	38	67	53	132	290
Long-term debt (2)(3)(4)	13	27	1,751	608	2,399
Interest payments (3)(4)(5)(6)	171	333	233	17	754
Purchase obligations (7)	961	—	—	—	961
Other (8)	158	160	50	22	390
Total contractual obligations (9)	$1,773	$1,405	$2,716	$2,987	$8,881

(1)
Excluded from the minimum rental commitments displayed above are approximately $1.4 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2018 and thereafter. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation.

(2)	Excludes finance obligations associated with capital projects and capital lease obligations, which are included in “Capital lease and financing obligations.”

(3)	Excludes Short-term borrowings from Parent of $22 million and related interest payments. See Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.

(4)
Excludes the impact of approximately $50 million we intend to borrow under our ABL Facility to fund the repayment of the Secured Term Loan Facility, Incremental Secured Term Loan and Second Incremental Secured Term Loan, and the related interest payments. See Note 2 entitled “LONG-TERM DEBT” for further details.

(5)	In an effort to manage interest rate exposure, we periodically enter into interest rate swaps and interest rate caps. Interest payments presented are net of interest rate swaps or caps.

(6)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility in fiscal 2012.

(7)
Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our Consolidated Balance Sheet as of February 2, 2013.

(8)	Includes risk management liabilities and other general obligations and contractual commitments.

(9)
The above table does not reflect liabilities for uncertain tax positions of $25 million, which includes $1 million of current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments.

Obligations under our operating leases and capital leases in the above table do not include payments for real estate taxes, maintenance and insurance, or contingent rent. The following table presents these amounts which were recorded in SG&A in our Consolidated Statements of Operations for fiscals 2012, 2011 and 2010:

(In millions)	Fiscal 2012	Fiscal 2011	Fiscal 2010
Real estate taxes	$54	$51	$46
Maintenance and insurance	40	39	33
Contingent rent	3	3	5
Total	$97	$93	$84

CRITICAL ACCOUNTING POLICIES
Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.
We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.
Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.
Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve would have impacted pre-tax earnings by approximately $4 million for fiscal 2012.
Long-lived Asset Impairment
We evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment.” Events or circumstances that might warrant an impairment review include, among other things, material declines in operational performance, significant adverse market conditions and significant changes or planned changes in our use of assets, including store relocation. When evaluating operating stores for impairment, our asset group is at an individual store level, as that is the lowest level for which cash flows are identifiable. Cash flows for individual operating stores include an allocation of applicable overhead. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.
In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability require estimating such factors as sales growth, inflation and the overall economic conditions. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of a reporting unit or asset using a valuation method such as discounted cash flow or a relative, market-based approach.
In fiscal 2012, we recorded $8 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores which may result in additional asset impairments.
Goodwill Impairment
Goodwill is evaluated for impairment annually as of the first day of the fourth quarter of each fiscal year or whenever we identify certain events or circumstances that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might warrant an interim evaluation include, among other things, significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of. Our Domestic reporting unit had $361 million of goodwill at February 2, 2013.
In fiscal 2011, the Company adopted ASU No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which amended the rules for testing goodwill for impairment and provided an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management in any given period.
In preparing a qualitative analysis for each of our reporting units, we assess events and circumstances that may impact the fair value and the carrying amount of each reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. For each reporting unit, we compare its current carrying value as of the testing date to its most recent fair value. Based upon the differential noted, we may decide to perform the first step of the quantitative impairment test or to continue with the qualitative assessment by analyzing whether changes in the business and/or operating environment have occurred since the most recent fair value obtained that may impact this relationship. This assessment includes, but is not limited to, the identification of macroeconomic conditions, industry and market considerations that currently impact the reporting unit operating environment, as well as cost factors, overall financial performance including actual and projected operating results, and peer group share price trends. We examine the positive and negative influences of each relevant factor on the reporting unit’s fair value and qualitatively assess the impact that such factors (when considered both individually and in the aggregate) would have on a reporting unit’s fair value since the last full valuation was performed. If, after assessing the totality of events or circumstances, we determine that the potential impact of the positive and negative factors do not indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we will conclude that goodwill is not impaired and performance of the two-step quantitative impairment test is not required.
For the two-step quantitative goodwill impairment test, we compare the current carrying value of the reporting unit to its current fair value to determine whether goodwill is impaired. First, we estimate the current fair value of our reporting unit by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly-traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing (both from a qualitative and quantitative perspective) based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting unit. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge, if any.
At October 28, 2012, we determined that the goodwill associated with the Domestic reporting unit was not impaired as we concluded that it was more-likely-than-not that its fair value exceeded its carrying value. Additionally, no goodwill impairment indicators after the date of the annual impairment test were noted.
Revenue Recognition
We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is approximately 98.4% of total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.
Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our Consolidated Financial Statements. Some of the differences are permanent, while other differences are temporary as they will reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our Consolidated Financial Statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies. For example, we would establish a valuation allowance for the tax benefit associated with a tax loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income of the appropriate character to utilize the tax loss carryforward prior to its expiration. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.
At any one time our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases, and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies. We report tax-related interest and penalties as a component of Income tax expense.
Stock-Based Compensation
The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee of Parent based on management’s recommendations. Our Parent engages an independent valuation specialist to assist management and the Executive Committee of Parent in determining the fair value of our common stock for these purposes. Our Parent’s management and the Executive Committee of Parent rely on the valuations provided by the independent valuation specialist as well as their review of Parent’s historical financial results, business milestones, financial forecast and business outlook as of each award date. The same Company data is reviewed by our Parent’s management, on a periodic basis, to monitor the performance metrics associated with certain stock-based payment awards as the achievement of established thresholds directly impact the amount of target shares ultimately earned.
The fair value of common stock shares of Parent is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the ordinary shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results.
The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.
The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Six companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS
In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which eliminates the option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards. As of January 29, 2012, the Company adopted ASU 2011-04 and applied this guidance prospectively. Other than enhanced disclosures, the adoption of ASU 2011-04 did not have an impact on our Consolidated Financial Statements.
Refer to Note 16 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and our assessment of their impact on our Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that the Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings, estimates regarding future effective tax rates, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 29, 2013, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.